Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT
by and among
ENDEAVOR ENERGY RESOURCES, L.P.,
as Seller,
1979 ROYALTIES GP, LLC
and
1979 ROYALTIES LP,
collectively, as the Companies, VIPER ENERGY PARTNERS LLC,
as Buyer, and
VIPER ENERGY, INC.,
as Parent
Dated as of January 30, 2025

TABLE OF CONTENTS

ARTICLE 1 Definitions and Rules of Construction	2
1.1 Definitions	2
1.2 Rules of Construction	23
ARTICLE 2 Purchase and Sale; Closing	23
2.1 Purchase and Sale	23
2.2 Purchase Price; Performance Deposit	23
2.3 Adjustments	24
2.4 Closing Statement	26
2.5 Closing	26
2.6 Closing Obligations	26
2.7 Post-Closing Adjustment	28
2.8 Purchase Price Allocation	30
2.9 Allocation of Revenues and Expenses	31
2.10 Withholding	31
ARTICLE 3 Representations and Warranties Relating to Seller	32
3.1 Organization of Sellers	32
3.2 Authorization; Enforceability	32
3.3 No Conflicts	32
3.4 Litigation	32
3.5 Brokers' Fees	32
3.6 Ownership of the Target Interests	32
3.7 Bankruptcy	33
3.8 Investment Intent; Accredited Investor	33
3.9 Independent Evaluation	33
ARTICLE 4 Representations and Warranties Relating to Companies	34
4.1 Organization of Companies	34
4.2 Authorization; Enforceability	34
4.3 No Conflicts	34
4.4 Litigation	34
4.5 Brokers' Fees	34
4.6 Bankruptcy	35
4.7 Taxes	35
4.8 Compliance with Laws	35
4.9 Material Contracts	36
4.10 Consents	37
4.11 Preferential Purchase Rights	37
4.12 Hedges	37
4.13 Suspense Funds	37
4.14 Operations	38
4.15 Overpayments	38
4.16 Lease Matters	38
4.17 Capitalization	38
4.18 Financial Statements	39
4.19 No Undisclosed Liabilities	39
i

4.20 Bank Accounts	39
4.21 Books and Records	39
4.22 Special Warranty	40
4.23 Absence of Dividends or Distributions	40
4.24 Environmental Matters	40
4.25 Payments for Production	40
4.26 Imbalances	40
ARTICLE 5 Representations and Warranties Relating to Buyer Parties	41
5.1 Organization of Buyer Parties	41
5.2 Authorization; Enforceability	41
5.3 No Conflict; Consents	42
5.4 Litigation	42
5.5 Brokers' Fees	42
5.6 Bankruptcy	42
5.7 Financial Ability	42
5.8 Common Stock and OpCo Units	43
5.9 Investment Intent; Accredited Investor	43
5.10 Independent Evaluation	43
5.11 Capitalization	44
5.12 SEC Documents: Financial Statements	45
5.13 Internal Controls; Listing Exchange	45
5.14 [Intentionally Omitted]	46
5.15 Form S-3 Eligibility	46
5.16 Buyer's Independent Investigation	46
5.17 Limitations	48
ARTICLE 6 Covenants	49
6.1 Conduct of Business	49
6.2 Records	50
6.3 Further Assurances	50
6.4 Fees and Expenses	51
6.5 HSR Act	51
6.6 Proxy Statement; Parent Stockholders Meeting	51
6.7 Exchange Listing	54
6.8 Managers and Officers; Indemnification Agreements	54
6.9 Conveyances	55
6.10 Lock-up Agreement	55
6.11 Section 16 Matters	55
6.12 Conversion of 1979 GP	55
6.13 Cooperation with Equity Offering	55
ARTICLE 7 Tax Matters	56
7.1 Responsibility for Filing Tax Returns and Paying Taxes	56
7.2 Allocation of Taxes	57
7.3 Transfer Taxes	58
7.4 Cooperation	58
7.5 Post-Closing Covenants	59

7.6 Refunds	59
7.7 Tax Contests	59
7.8 Intended Tax Treatment	60
ARTICLE 8 Conditions to Closing	61
8.1 Conditions to Obligations of Buyer to Closing	61
8.2 Conditions to Obligations of Seller to Closing	61
ARTICLE 9 Title Matters; Consent Matters	62
9.1 Title Diligence Period; Title Defect Notices	62
9.2 Remedies for Title Defects	63
9.3 Resolution of Disputed Title Defects	65
9.4 Title Defect Amounts; Limitations	66
9.5 Title Benefits; Title Benefit Amounts	68
9.6 Termination Procedures	68
9.7 Consents	69
9.8 Acceptance of Title Condition; Sole and Exclusive Remedy	69
ARTICLE 10 Termination	69
10.1 Termination	69
10.2 Effect of Termination	70
10.3 Remedies for Termination	71
ARTICLE 11 Indemnification	72
11.1 Seller's Indemnification	72
11.2 Buyer's Indemnification	73
11.3 Indemnification Procedures	73
11.4 Certain Limitations on Indemnity Obligations	75
11.5 Extent of Indemnification	76
11.6 Survival	77
11.7 Waiver of Right to Rescission	77
11.8 Disclaimer of Reliance on Seller's Methodologies	78
ARTICLE 12 Other Provisions	78
12.1 Notices	78
12.2 Assignment	79
12.3 Rights of Third Parties	79
12.4 Counterparts	79
12.5 Entire Agreement	79
12.6 Disclosure Schedules	80
12.7 Amendments; Waiver	80
12.8 Publicity	81
12.9 Severability	81
12.10 Governing Law; Jurisdiction; Waiver of Trial by Jury	82
12.11 Waiver of Special Damages	82
12.12 Time	83
12.13 No Recourse	83
12.14 NORM, Wastes and Other Substances	84

Exhibits and Disclosure Schedules

Exhibits:

Exhibit A-1	DSUs
Exhibit A-1 (Subpart I)	Legacy Tracts
Exhibit A-1 (Subpart II)	Carveout Tracts
Exhibit A-2 (Subpart I)	Wells
Exhibit A-2 (Subpart II)	Participating Mineral Interest Wells
Exhibit B	Form of Assignment of Interests
Exhibit C	Form of Assignment of Excluded Assets
Exhibit D-1	Form of DG Royalty Conveyance
Exhibit D-2	Form of EER ORRI Conveyance
Exhibit D-3	Form of WEP Conveyance
Exhibit E	Form of Escrow Agreement

Disclosure Schedules:

Schedule AV	Allocated Values
Schedule 1.1(a)	Seller’s Knowledge Persons
Schedule 1.1(b)	Companies’ Knowledge Persons
Schedule 1.1(c)	Buyer’s Knowledge Persons
Schedule 3.3	Conflicts
Schedule 3.4	Litigation
Schedule 4.3	Conflicts
Schedule 4.4	Litigation
Schedule 4.7	Taxes
Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Material Contract Defaults
Schedule 4.10	Consents
Schedule 4.13	Suspense Funds
Schedule 4.14	Operations
Schedule 4.15	Overpayments
Schedule 4.16	Lease Matters
Schedule 4.17	Capitalization
Schedule 4.19	Undisclosed Liabilities
Schedule 4.20	Bank Accounts
Schedule 4.24	Environmental Matters
Schedule 6.1(b)	Permitted Activities

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 30, 2025 (the “Execution Date”), is by and among Endeavor Energy Resources, L.P., a Texas limited partnership (“Seller”), 1979 Royalties GP, LLC, a Texas limited liability company (including any successor entity resulting from the GP Conversion, “1979 GP”), 1979 Royalties LP, a Texas limited partnership (“1979 LP” and together with 1979 GP, each individually, a “Company”, and collectively, the “Companies” or the “Company Group”), Viper Energy Partners LLC, a Delaware limited liability company (“Buyer”), and Viper Energy, Inc., a Delaware corporation (“Parent,” and together with Buyer, “Buyer Parties” and each a “Buyer Party”). This Agreement sometimes refers to Seller, Companies, Buyer and Parent individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, Seller owns 100% of the issued and outstanding membership interests of 1979 GP and 99% of the issued and outstanding limited partnership interests of 1979 LP (the “Target Interests”).
WHEREAS, 1979 GP owns 1% of the issued and outstanding limited partnership interests of 1979 LP and all of the issued and outstanding general partnership interests of 1979 LP.
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Target Interests, on and subject to the terms and conditions of this Agreement.
WHEREAS, the audit committee (the “Audit Committee”) of the board of directors of Parent (the “Parent Board”) is wholly comprised of independent and disinterested members of the Parent Board.
WHEREAS, the Audit Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Target Interests and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and the Unaffiliated Parent Stockholders (as defined below); (ii) recommended to the Parent Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) resolved, and recommended that the Parent Board resolve, to recommend that the Parent Stockholders approve this Agreement and the consummation by the Buyer Parties of the transactions contemplated by this Agreement.
WHEREAS, the Parent Board has unanimously, acting upon the recommendation of the Audit Committee, (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Target Interests and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and the Parent Stockholders; (ii) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and Buyer; and (iii)

resolved to recommend that the Parent Stockholders approve this Agreement and the consummation by the Buyer Parties of the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions and Rules of Construction

1.1    Definitions.    As used in this Agreement, the following terms shall have the following meanings:
“1979 GP” has the meaning set forth in the preamble of this Agreement. “1979 LP” has the meaning set forth in the preamble of this Agreement. “Adjusted Equity Consideration” has the meaning set forth in Section 2.3. “Adjustment Amount” has the meaning set forth in Section 2.3.
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, (i) the Companies shall be deemed to be Affiliates of Seller for all periods prior to the Closing, and (ii) the Companies shall be deemed to be Affiliates of the Buyer Parties for all periods after Closing. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, as used in this Agreement, the Seller and its Affiliates (including the Company Group prior to the Closing, but excluding the Parent and its Subsidiaries) shall not constitute Affiliates of the Parent and its Subsidiaries, and vice-versa.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” means the Dollar value set forth in the column entitled “Total Allocated Value” on Schedule AV for each DSU or Well, as applicable.
“Allocation Dispute Resolution Period” has the meaning set forth in Section 2.8. “Allocation Statement” has the meaning set forth in Section 2.8.
“Applicable Contracts” has the meaning set forth in the definition of “Company Assets.”
“Assignment of Excluded Assets” means the assignment by and among Seller (or its designated Affiliate) and the Companies, substantially in the form attached to this Agreement as Exhibit C, with respect to the Excluded Assets.

“Assignment of Interests” means the assignment by and between Seller and Buyer, substantially in the form attached to this Agreement as Exhibit B, with respect to the Target Interests.
“Audit Committee” has the meaning set forth in the recitals to this Agreement. “Balance Sheet Date” has the meaning set forth in Section 4.18.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble of this Agreement. “Buyer Entitlements” has the meaning set forth in Section 2.9(b).
“Buyer Fundamental Representations” means the representations and warranties of the Buyer Parties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.8 and Section 5.11.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.
“Buyer Party” and “Buyer Parties” have the meaning set forth in the preamble of this Agreement.
“Cash Consideration” has the meaning set forth in Section 2.2. “Claim Notice” has the meaning set forth in Section 11.3(b).
“Class A Common Stock” means the shares of Class A common stock of Parent, par value $0.000001 per share.
“Class B Common Stock” means the shares of Class B common stock of Parent, par value $0.000001 per share.
“Closing” has the meaning set forth in Section 2.5. “Closing Date” has the meaning set forth in Section 2.5.
“Closing Payment” has the meaning set forth in Section 2.6(c)(ii). “Closing Statement” has the meaning set forth in Section 2.4.

“Closing Statement Accountant” has the meaning set forth in Section 2.7(b). “Code” means the Internal Revenue Code of 1986, as amended. “Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” means collectively, the Class A Common Stock and the Class B Common Stock.
“Company” and “Companies” have the meanings set forth in the preamble of this Agreement.
“Company Assets” means all of the Company Group’s right, title and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:

(a)    the oil, gas and other fee mineral interest in and to the lands, tracts and properties to the extent described in Exhibit A-1 attached to this Agreement (such lands, including the tracts and properties described on Exhibit A-1 (Subpart I) and Exhibit A-1 (Subpart II), as applicable, the “Tracts”), together with any royalty interests attributable to the Tracts and any units, lands, tracts or other properties pooled with any of the Tracts (collectively, the “Fee Mineral Interests”);
(b)    any oil, gas, or other well on the Tracts, including the wells listed on Exhibit A-2 (Subpart I) (each a “Well”) and each Participating Mineral Interest Well set forth on Exhibit A-2 (Subpart II), (collectively, the Wells together with the Participating Mineral Interest Wells, the “Subject Wells”), and solely with respect to the Participating Mineral Interest Wells together with all equipment, materials, supplies, machinery, fixtures and other tangible personal property and improvements located on or held for use primarily in connection therewith or the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons therefrom (“Equipment”);

(c)    the overriding royalty interests burdening Hydrocarbons produced, saved or sold from the Tracts (subject to the Oil and Gas Leases and other burdens) including those described in Exhibit A-1 attached to this Agreement (collectively, the “ORRI”);
(d)    the non-participating royalty interests burdening Hydrocarbons produced, saved or sold from the Tracts including those described in Exhibit A-1 attached to this Agreement (collectively, the “NPRI” and, together with the Fee Mineral Interests, Subject Wells and ORRI, the “Oil and Gas Assets”);

(e)    [Intentionally Omitted];

(f)    the proceeds, revenues or other benefits attributable to production of Hydrocarbons from or the ownership of the Oil and Gas Assets attributable to periods from and after the Effective Time;

(g)    the executive rights, including the right to execute leases, to the extent such executive rights are applicable to the Fee Mineral Interests ;

(h)    to the extent transferable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), the Contracts by which any of the Oil and Gas Assets are bound or to which they are subject, or that relate to or are otherwise applicable to the Oil and Gas Assets (the “Applicable Contracts”);

(i)    to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits to the extent relating to or applicable to any of the Company Assets and required for ownership or use of the Company Assets;

(j)    the issued and outstanding general partnership interests of 1979 LP owned by 1979 GP; and

(k)    the Records; provided, however, Seller shall be entitled to retain copies of all Records.
“Company Group” has the meaning set forth in the preamble of this Agreement. “Company Indemnified Persons” has the meaning set forth in Section 6.8(a). “Company Tax Contest” has the meaning set forth in Section 7.7.
“Company Taxes” means (a) any Taxes imposed on the Company Group and (b) the portion of any Texas franchise Taxes imposed on any Seller Consolidated Group for any taxable period to the extent attributable to the Company Group, determined as though such Company Group were taxable on a separate, standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes or (ii) Transfer Taxes.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any “combined group” (as defined in 34 Tex. Admin. Code § 3.590(b)(2)) for Texas franchise Tax purposes.
“Contract” means any written or oral legally binding agreement, commitment, lease, license or contract, but excluding any instrument creating or pursuant to which Seller derives its ownership in and to any of the Oil and Gas Assets.
“Contracting Parties” has the meaning set forth in Section 12.13.
“Conveyance” or “Conveyances” means the (i) the DG Royalty Conveyance, (ii) the WEP Conveyance and (iii) the EER ORRI Conveyance, as applicable.
“Conveyance Assets” means the Fee Minerals and ORRI, as applicable, to be assigned to 1979 LP pursuant to the Conveyances.

“D&O Provisions” has the meaning set forth in Section 6.8(a).
“DBE/Viper Tax Sharing Agreement” means that certain Amended and Restated Tax Sharing Agreement, dated November 10, 2023, by and among Diamondback Energy, Inc. and Viper Energy Partners LP.
“Defect Escrow Account” has the meaning set forth in Section 9.2.

“Defensible Title” means such title of the Company Group to the Oil and Gas Assets (which title shall be determined, for Oil and Gas Assets other than the Subject Wells, on a DSU- basis by calculating the total number of NRAs attributable to the Fee Mineral Interest, NPRI and ORRI within such DSU) that is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect merchantable or marketable title, would be successfully defended if challenged, and which, as of the Effective Time and as of the Closing Date, subject to the Permitted Encumbrances:

(a)    with respect to each DSU set forth on Exhibit A-1, entitles the Company Group to a number of NRAs in the Target Formation(s) of the Fee Mineral Interest, NPRI, or ORRI within such DSU that is not less than the number of NRAs set forth in the applicable column and row for such DSU on Exhibit A-1 as to the applicable Target Formation(s) for such Fee Mineral Interest, NPRI, or ORRI within such DSU, except for any decreases that may result from the establishment or amendment of pools or units after the Execution Date;
(b)    with respect to each currently producing formation for each Well set forth on Exhibit A-2, entitles the Company Group to receive not less than the Net Revenue Interest set forth on Exhibit A-2 for such Well of all Hydrocarbons produced, saved and marketed from such Well, throughout the productive life of such Well for such producing formation, except for any decreases that may result from (i) the election to ratify or the establishment or amendment of pools or units on or after the Execution Date, (ii) operations in which the applicable member of the Company Group may elect to be a non-consenting co-owner, or (iii) reversion of interests to co-owners with respect to operations in which such co-owner elected not to consent; and

(c)    with respect to each currently producing formation for each Participating Mineral Interest Well set forth on Exhibit A-2, obligates Company Group, in the aggregate, to bear not more than the Working Interest shown on Exhibit A-2 (subject to any reservations, limitations or depth restrictions described on Exhibit A-2) for such Participating Mineral Interest Well, except for (x) increases resulting from contribution requirements with respect to defaulting parties under the Contracts arising after the Execution Date, (y) increases resulting from elections by Third Parties to participate in operations after the Execution Date, and (z) increases for which there is a corresponding proportionate increase to the aggregate Net Revenue Interest of Company Group for such Participating Mineral Interest Well; and
(d)    is free and clear of all Liens.
“DG Royalty Conveyance” the assignment and conveyance to be made by D.G. Royalty, LLC or one of more of its Affiliates to 1979 LP pursuant to the form attached as Exhibit D-1 hereto.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement. “DOJ” means the Antitrust Division of the U.S. Department of Justice.
“Dollars” and “$” mean the lawful currency of the United States.

“DSU” or “Drilling and Spacing Unit” means those current or proposed drilling, spacing, communitized, or pooled units set forth on Exhibit A-1.
“Due Diligence Information” has the meaning set forth in Section 5.16(b).
“EER ORRI Conveyance” the ORRI assignment and conveyance to be made by Seller or one of more of its Affiliates to 1979 LP pursuant to the form attached as Exhibit D-2 hereto.
“Effective Time” means 12:00 A.M. local time at the location of the Oil and Gas Assets on January 1, 2025.
“Environmental Laws” means Laws relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment or natural resources, including, without limitation, those Laws relating to the presence, storage, handling or use of Hazardous Materials and those Laws relating to the generation, processing, treatment, storage, transportation, disposal, discharge, release, remediation, control or other management thereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Equity Consideration” has the meaning set forth in Section 2.2.
“Equity Offering” means a firm commitment underwritten offering by Parent of shares of Class A Common Stock prior to the Closing.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date by and among Seller, Buyer and Escrow Agent, in the form attached as Exhibit E.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.4. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agreement” means that certain Exchange Agreement, dated as of October 1, 2024, by and among Diamondback Energy, Inc., Parent, Diamondback E&P LLC, Viper Energy Partners LLC and Tumbleweed Royalty IV, LLC.
“Excluded Assets” means the Excluded Records, the name “Diamondback” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof, and any and all claims for refunds of, rights to receive funds from any Governmental Authority relating to, credits attributable to, loss carryforwards with respect to (but excluding loss carryforwards of the Company Group), or similar Tax assets relating to (i)

Company Taxes attributable to any Tax period (or portion of any Straddle Period) ending at or prior to the Effective Time, (ii) Income Taxes of Seller or any of its Affiliates (other than the Companies) or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Companies or the Company Assets that are attributable to any Tax period (or portion of any Straddle Period) ending at or prior to the Effective Time.
“Excluded Records” means:

(a)    privileged attorney-client communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions);

(b)    items that are not transferable without payment by Seller of additional consideration (and Buyer has not agreed in writing to pay such additional consideration);
(c)    items that relate solely to Seller’s conduct of the sale process of the Target Interests and/or Company Assets (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials);

(d)    items relating to any Oil and Gas Assets that are transferred to Seller or its designated Affiliates in accordance with Section 9.2;

(e)    all of Seller’s and its Affiliates’ (other than a Company Group member’s) right, title and interest to (i) all corporate, financial, Income Tax, legal and other Tax records related to Seller’s business generally (whether or not relating to the Oil and Gas Assets), (ii) all subscription agreements, LP arrangements, capitalization tables, fund documents, side letters and other corporate and financial information pertaining to Seller and its Affiliates, including any former owner or investor in the Company Group, (iii) all books, records and files that exclusively relate to Excluded Assets and (iv) all of Seller’s and its Affiliates’ internal proprietary data, models, interpretations and analyses, whether or not pertaining to the Oil and Gas Assets or the Company Group, and all engineering forecasts, reserve studies and evaluations;
(f)    company governance records and minutes relating to (i) the ownership or operation of the Oil and Gas Assets and (ii) the Oil and Gas Leases, Contracts and title opinions (and any work product related thereto), it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates (other than, after Closing, any Company Group member) with respect to the ownership of the Target Interests or the ownership and/or operation of the Oil and Gas Assets prior to Closing, including by reason of any joint representation of Seller and any Company Group member;
(g)    all emails of Seller or its Affiliates, including the Company Group, and any officers, managers or directors of such Persons, other than any Contract files or other Records that are maintained only in email format; and

(h)    all emails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Companies’ or their Affiliates’ servers and networks relating to the foregoing items.
“Execution Date” has the meaning set forth in the preamble of this Agreement.

“FANG” has the meaning set forth in Section 6.10.
“Fee Mineral Interest” has the meaning set forth in the definition of “Company Assets.” “Final Closing Statement” has the meaning set forth in Section 2.7(b).
“Final Settlement Date” has the meaning set forth in Section 2.7(a). “Financial Statements” has the meaning set forth in Section 4.18.
“Flow-Through Income Tax Contest” has the meaning set forth in Section 2.3.
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes attributable to any entity that are imposed on the direct or indirect owners of such entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes, but excluding, for the avoidance of doubt, any Income Taxes of a Seller Consolidated Group.
“FTC” means the Federal Trade Commission.
“Fundamental Representations” means the representations and warranties of Seller and of the Companies set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 4.1, Section 4.2, Section 4.3, Section 4.5, and Section 4.6.
“GAAP” means generally accepted accounting principles of the United States, as consistently applied.
“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
“GP Conversion” has the meaning set forth in Section 6.12.
“Hazardous Material” means (a) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority or may form the basis of liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including those that are defined or classified as “hazardous” or “toxic”, and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination of the foregoing, and any minerals produced in association therewith.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses
(a) or (b) above.
“Indebtedness for Borrowed Money” means (without duplication) all indebtedness of the Company Group for borrowed money or indebtedness issued or incurred by the Company Group in substitution or in exchange for indebtedness for borrowed money. To the extent any Indebtedness for Borrowed Money will be retired or discharged at Closing, “Indebtedness for Borrowed Money” shall also include any and all amounts necessary and sufficient to retire such indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for Borrowed Money at Closing, provided that, any contingent obligations that survive the retirement or discharge of any indebtedness, pursuant to the terms of the documents governing such indebtedness shall not be considered “Indebtedness for Borrowed Money.”
“Indemnification Notice” has the meaning set forth in Section 11.3(a).
“Indemnified Party” has the meaning set forth in Section 6.13(c) and Section 11.3(a), as applicable.
“Indemnifying Party” has the meaning set forth in Section 11.3(a). “Indemnity Deductible” has the meaning set forth in Section 11.4(a). “Indemnity Termination Date” has the meaning set forth in Section 11.6. “Individual Claim Threshold” has the meaning set forth in Section 11.4(a).
“Knowledge” means (a) as to Seller, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(a), (b) as to the Companies, the actual knowledge (without any obligation of inquiry) of the individuals listed on Schedule 1.1(b), and (c) as to Buyer, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(c).

“Law” means any applicable statute, writ, law, constitution, treaty, principle of common law, rule, regulation, ordinance, code, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted as of the Execution Date.
“Liens” means liens, pledges, options, mortgages, deeds of trust, security interests or other arrangement substantially equivalent thereto that are binding on the Company Group or the Company Assets.

“Loss” or “Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, Taxes, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition of the foregoing, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).
“Material Adverse Effect” means any circumstance, change or effect that has had or would be reasonably likely to have, individually or in the aggregate with any other circumstance, change or effect, a material and adverse effect on the ownership, operation or financial condition of the Company Assets, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Parties operate; (b) seasonal reductions in revenues or earnings of a Party in the ordinary course of its business; (c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in GAAP or the interpretation thereof;
(f) the entry into or announcement of this Agreement, any action by a Party that is expressly permitted by this Agreement, or the consummation of the transactions contemplated by this Agreement (provided that the exercise by any Third Party of any preferential purchase right, right or first offer, right of first refusal or other similar right of a Third Party to acquire any Company Assets in anticipation of the Seller entering into this Agreement or the transactions contemplated hereby shall not be excluded); (g) matters that will be reflected in the determination of the Adjustment Amount; (h) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Oil and Gas Asset or any other action taken or failed to be taken by a Third Party operator or owner or working interests with respect to any Oil and Gas Asset; (i) changes or developments in financial or securities markets or the economy in general; (j) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (k) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof; or (l) effects of weather, meteorological events, natural disasters or other acts of God.

“Material Contracts” has the meaning set forth in Section 4.9. “Nasdaq” means the Nasdaq Global Select Market.
“Net Allocated Value” has the meaning set forth in Section 9.1(b).
“Net Mineral Acre” means, (a) with respect to a Fee Mineral Interest or NPRI within a DSU, (i) the number of gross acres of land included in such Fee Mineral Interest or NPRI within such DSU, as applicable, multiplied by (ii) the Company Group’s undivided percentage interest in and to the mineral estate (or, with respect to an NPRI, the royalty grantor’s undivided ownership in the mineral estate) of the applicable Target Formation(s) for such Fee Mineral Interest or NPRI within such DSU, as applicable; and (b) with respect to an ORRI within such DSU, (i) the number of gross acres of land covered by such ORRI within such DSU, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such ORRI within such DSU, multiplied by (iii) the aggregate undivided interest in such Oil and Gas Lease owned by the lessee of the leasehold estate as to the applicable Target Formation(s) burdened by the applicable ORRI at the time such ORRI was executed, granted, or reserved; provided, however, if subparts (a)(i) or (ii) or subparts (b)(i), (ii), or (iii) of this definition vary as to different Target Formation(s) or geographic areas within any DSU associated with a particular Company Asset, then a separate calculation shall be performed for each such variance.
“Net Revenue Interest” means as to each Subject Well, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to such Subject Well (limited to the applicable currently producing formation or, if not producing, limited to the permitted depths, and, subject to any reservations, limitations or depth restrictions described on Exhibit A-2, as applicable).
“Nonparty Affiliates” has the meaning set forth in Section 12.13.
“Northern Well Depths” means the depth intervals and formation(s) attributable to depths from the Top of the Spraberry Formation as found at 7511 feet measured depth to the top of the Devonian formation as found at 11461 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across relevant Assets), in each case, as shown on the GRD log run in the vertical section for the Sale Ranch ‘B’ 4 well (API No. 42-317-33059) located in Section 14, Block 37, Township 1N, T&P RR CO survey, Martin County, Texas.
“NORM” has the meaning set forth in Section 12.14.
“Notice of Disagreement” has the meaning set forth in Section 2.7(a).
“Notice Period” has the meaning set forth in Section 11.3(b).
“Notices” has the meaning set forth in Section 12.1.
“NPRI” has the meaning set forth in the definition of “Company Assets.”
“NRA” means, as computed as to the aggregate Oil and Gas Assets in a DSU, as to each applicable Target Formation set forth on Exhibit A-1, (a) with respect to each Fee Mineral

Interest or an NPRI located within the DSU, (i) the number of Net Mineral Acres for such Fee Mineral Interest or NPRI, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the Oil and Gas Lease, divided by (iii) 1/8th; and (b) with respect to each ORRI, (i) the number of Net Mineral Acres covered by such ORRI, multiplied by (ii) the applicable overriding royalty decimal for the applicable ORRI at the time such ORRI was executed, reserved, or granted, expressed on an 8/8ths basis, divided by (iii) 1/8th. For the purposes of calculating NRA, any Oil and Gas Asset that is not subject to or burdened by an Oil and Gas Lease will be deemed to be and treated as though it is subject to an oil and gas lease that provides the lessor thereunder a royalty rate of 25%, unless the instrument(s) creating such Oil and Gas Asset specify a different royalty rate in the event such Oil and Gas Asset is not burdened by an Oil and Gas Lease. If the number of NRAs for any DSU varies as to different Target Formations, a separate calculation shall be performed with respect to each such Target Formation for the purposes of calculating NRAs.
“Oil and Gas Assets” has the meaning set forth in the definition of “Company Assets.”

“Oil and Gas Lease” means any oil, gas and mineral leases that relate to the Company Assets, including all reversionary rights applicable to such Company Assets, including those described in Exhibit A-1 attached to this Agreement.
“OpCo Unit” means a limited liability company interest in Buyer having the rights and obligations specified with respect to a “Unit” in the Third Amended and Restated Limited Liability Company Agreement of Viper Energy Partners LLC, dated as of October 1, 2024.
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
“ORRI” has the meaning set forth in the definition of “Company Assets.” “Outside Date” has the meaning set forth in Section 10.1(e).
“Other Company Filing” has the meaning set forth in Section 6.6. “Parent” has the meaning set forth in the preamble of this Agreement. “Parent Board” has the meaning set forth in the recitals to this Agreement. “Parent Financial Statements” has the meaning set forth in Section 5.12. “Parent SEC Documents” has the meaning set forth in Section 5.12.

“Parent Stockholder Approval” means the adoption and approval of this Agreement and the approval of the transactions contemplated by this Agreement (including the issuance of shares of Class A Common Stock upon the exchange of the Equity Consideration) by (i) a majority of the total votes cast (in person or by proxy) at the Parent Stockholders Meeting and
(ii) the affirmative vote of the holders of a majority of the voting power of the Common Stock of Parent entitled to vote, voting together as a single class (excluding any shares beneficially owned by Diamondback Energy, Inc., and its Subsidiaries) (such holders described in clause (ii), the “Unaffiliated Parent Stockholders”).
“Parent Stockholders” means the holders of Common Stock.
“Parent Stockholders Meeting” has the meaning set forth in Section 6.6.
“Participating Mineral Interest Well” means a well with respect to which a member of Company Group, as a participating unleased mineral owner, has agreed to bear a share of drilling, operating or other costs.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement. “Performance Deposit” has the meaning set forth in Section 2.2.
“Permits” means all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Company Assets.
“Permitted Encumbrances” means:

(a)    preferential rights to purchase and required Third Party consents to assignment and similar agreements which are obtained, waived, or expired prior to Closing or the lack of which do not invalidate an Oil and Gas Asset;
(b)    all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas interests or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;
(c)    Liens for Taxes or assessments not yet delinquent or which are being contested in good faith by appropriate Proceedings listed on the Disclosure Schedule;

(d)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, in respect of obligations not due or not delinquent or which are being contested in good faith by appropriate Proceedings;
(e)    easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations on or over any of the Oil and Gas Assets which, in each case, do not materially impair the ownership or operation of the Oil and Gas Assets as currently owned and operated;

(f)    the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Applicable Contracts, the oil and gas leases affecting the Oil and Gas Assets or in the instruments and documents that create or reserve to the Company Group its interest in the Oil and Gas Assets, including specifically the instruments reserving or creating the Oil and Gas Assets and any conveyances of the Oil and Gas Assets, in each case, that (i) do not reduce the Company Group’s NRAs below the amount shown in Exhibit A-1 for any DSU or the Company Group’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Subject Well, as applicable, or (ii) that do not materially interfere with the ownership of the Company Assets (as currently owned);

(g)    any matter waived in writing by Buyer;

(h)    all Liens and encumbrances that are released or discharged prior to
Closing;

(i)    defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate Proceedings, unless Buyer provides reasonable evidence that such lack of authority or error results in a Third Party’s superior claim of title;

(j)    any defects or irregularities: (i) based solely on lack of information in Seller’s or the Company Group’s files; (ii) arising out of lack of corporate or other entity authorization, a scrivener’s error, or a variation in corporate name unless Buyer provides reasonable evidence that such lack of authority or error results in a Third Party’s superior claim of title; (iii) arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf unless Buyer provides reasonable evidence that such lack of recorded powers of attorney results in a Third Party’s superior claim of title; (iv) based on a gap in the chain of title of the Oil and Gas Asset, unless such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion or title report, which documents shall be included in the applicable Title Defect Notice; (v) that have been cured by possession under applicable statutes of limitation or statutes relating to prescription; or (vi) resulting from lack of survey or failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(k)    the failure of any Third Party operator to develop all or a portion of any Oil and Gas Asset that does not, individually or in the aggregate, reduce the Company Group’s NRAs below the amount shown in Exhibit A-1 for any DSU or the Company Group’s Net Revenue Interest in any Target Formation below the amount shown in Exhibit A-2 for any Subject Well, as applicable;

(l)    [Intentionally Omitted];

(m)    all rights reserved to or vested in any Governmental Authority to control or regulate the Company Assets in any manner;
(n)    any limitations (including drilling and operating limitations) imposed on the Oil and Gas Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners) which, in each case, do not materially impair the ownership or operation of the Oil and Gas Assets as currently owned and operated;
(o)    Liens, irregularities, defects, or loss of title affecting ownership interests in formations other than the applicable Target Formation;
(p)    any matters specifically described on Exhibit A-1 or Exhibit A-2;
(q)    all Liens, defects or irregularities of title, if any, affecting the Oil and Gas Assets which (i) would be accepted by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests, and (ii) do not, (x) individually or in the aggregate, reduce the Company Group’s NRAs below the amount shown in Exhibit A-1 for any DSU or the Company Group’s Net Revenue Interest in any Target Formation below the amount shown in Exhibit A-2 for any Subject Well, as applicable, or (y) materially interfere with the ownership or operation of any of the Company Assets (as currently owned and operated);
(r)    the effect of any pooling agreements, production sharing agreement, production allocation agreement, unit agreement, operating agreement or Contracts affecting the Oil and Gas Assets that do not, individually or in the aggregate, reduce the Company Group’s NRAs below the amount shown in Exhibit A-1 for any DSU or the Company Group’s Net Revenue Interest in any Target Formation below the amount shown in Exhibit A-2 for any Subject Well;

(s)    conventional rights of reassignment obligating a Person to reassign its interest in any portion of the Company Assets upon surrender or abandonment thereof;

(t)    rights of a common owner of any interest currently held by the Company Group and such common owner as tenants in common or through common ownership to the extent that the same does not, individually or in the aggregate, reduce the Company Group’s NRAs below the amount shown in Exhibit A-1 for any DSU or the Company Group’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Subject Well, as applicable;
(u)    failure of the records of any Governmental Authority to reflect the Company Group as the owner(s) of any Company Asset, provided that the instruments evidencing the conveyance of such title to the Company Group are recorded in the real property, conveyance, or other Records of the applicable county;

(v)    delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Assets to the Company Group unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(w)    the terms and conditions of this Agreement, any other Transaction Document, and any agreement or instrument that is executed or delivered and that is expressly required or contemplated by this Agreement;
(x)    any defects based on a gap in the Company Group’s chain of title in any federal, state or Native American files as long as the gap is not reflected in the real property records of the county in which the affected Company Asset(s) are located, but only to the extent such defects do not materially impair the ownership or operation of such Company Asset(s) as currently owned and operated;

(y)    other than with respect to any Fee Mineral Interest, the lack of executive rights in any of the lands;

(z)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Oil and Gas Assets held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations is such that it has resulted in termination of the underlying lease or given rise to a right of the lessor or other Third Party to terminate the underlying lease;
(aa)    defects based on the inability of Seller to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, if no claim has been made under such unrecorded instruments within the last 10 years;
(bb)    any Liens, defects, burdens or irregularities arising out of, or related to, the existence (at any time prior to, on or after the Effective Time) of any waterway (whether navigable or otherwise) located on, under, abutting, touching, crossing or otherwise affecting any Company Asset;
(cc)    any Liens, defects, burdens or irregularities applicable to, arising with respect to or otherwise solely affecting any depth or formation other than the applicable Target Formation;
(dd)    lessor’s royalties and any overriding royalties, reversionary interests, payments out of production, net profits interests and other burdens to the extent they do not, individually or in the aggregate, reduce the Company Group’s NRA in a DSU below that identified on Exhibit A-1 or the Company Group’s Net Revenue Interest in any Target Formation below the amount shown in Exhibit A-2 for any Subject Well;
(ee)    defects due to the establishment or amendment of pools or units, which, in each case, do not (i) reduce the Company Group’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Subject Well or (ii) materially impair the ownership or operation of the Oil and Gas Assets as currently owned and operated;

(ff)    [Intentionally Omitted];
(gg)    any encumbrance, defect, charge or other burden arising by the election, or deemed election, of the applicable lessee or respondent of any Oil and Gas Lease or Order burdening the applicable Company Asset or from which the applicable Company Asset is derived, as applicable, not to participate in the drilling or development of any oil or gas well located on (or attributable to) the lands covered by such Oil and Gas Lease or Order to the extent they do not, individually or in the aggregate, reduce the Company Group’s NRA in a DSU below that identified on Exhibit A-1 or the Company Group’s Net Revenue Interest in any Target Formation below the amount shown in Exhibit A-2 for any Subject Well;
(hh)    any encumbrance, defect, charge or other burden arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession;
(ii)    all applicable Laws (including zoning and planning ordinances and municipal regulations) and rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, any of the Oil and Gas Assets in any manner, and all obligations and duties under all applicable laws, rules, and Orders of any such Governmental Authority or under any grant or Permit issued by any such Governmental Authority;
(jj)    [Intentionally Omitted];
(kk)    the treatment or classification of mineral interests as working interests due to forced pooling by a Governmental Authority;
(ll)    any encumbrance, defect, charge or burden arising under any Oil and Gas Lease;
(mm)    the treatment or classification of any horizontal well as an allocation well that crosses more than one Oil and Gas Lease or leasehold tract, including (i) the failure of such Oil and Gas Leases or leasehold tracts as to such well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, or failure of the Oil and Gas Lease to contain pooling provisions or to contain adequate pooling provisions, or the absence of any lease amendment or consent authorizing the pooling of such interests, and (ii) the allocation of Hydrocarbons produced from such well among such Oil and Gas Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease or leasehold tract its share of production;
(nn)    incomplete rights to access the surface of any Tract on or under which an Oil and Gas Asset is located, but only to the extent such incomplete rights to access do not materially impair the ownership or operation of such Oil and Gas Asset as currently owned and operated; and
(oo)    all other Liens, contracts, agreements, instruments, obligations and irregularities affecting the Oil and Gas Assets that, individually and in the aggregate, (i) do not materially interfere with the ownership or use of any of the Oil and Gas Assets (as currently operated and used), (ii) do not operate to reduce the number of NRAs in the Target Formation(s) of the Oil and Gas Assets located within a DSU to less than the number of NRAs set forth in the applicable column and row for such DSU on Exhibit A-1 and (iii) do not operate to reduce the Net Revenue Interest in the Target Formation(s) of the Subject Wells to less than the Net Revenue Interest set forth in the applicable column and row for such Well on Exhibit A-2.
“Permitted Securities Liens” means Liens or restrictions on transfer: (i) arising under any applicable federal and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Organizational Documents of the Company Group, (iii) created or imposed by Buyer or its Affiliates at or after Closing, (iv) with respect to pre-Closing periods only (and only to the extent fully and finally released as of the Closing), arising in connection with Indebtedness for Borrowed Money or (v) that are fully released from the Target Interests as of Closing.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Post-Effective Time Company Taxes” means all Company Taxes attributable to any Post-Effective Time Tax Period and the portion of any Straddle Period beginning at the Effective Time, as determined in accordance with Section 7.2.
“Post-Effective Time Tax Period” means any Tax period beginning at or after the Effective Time.
“Pre-Closing Flow-Through Returns” has the meaning set forth in Section 7.1.

“Pre-Effective Time Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Tax Period and the portion of any Straddle Period ending immediately prior to the Effective Time, as determined in accordance with Section 7.2.
“Pre-Effective Time Tax Period” means any Tax period (or a portion of any Straddle Period) ending before or at the Effective Time.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
“Proxy Statement” has the meaning set forth in Section 6.6. “Purchase Price” has the meaning set forth in Section 2.2.
“Records” means originals (if available, and otherwise copies) and electronic copies (if available) of all records, files, muniments of title, reports and similar documents and materials relating primarily to the Oil and Gas Assets in the possession of, and maintained by, Seller or the Company Group, including, without limitation: land, title and division of interest files; contracts; check stubs, financial and accounting records; and records related to the management of the Oil and Gas Assets, in each case, other than the Excluded Records.

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of November 10, 2023, by and between Parent and Diamondback Energy, Inc., a Delaware corporation.
“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Resale Shelf” has the meaning set forth in Section 5.15.
“Securities” means any equity interests or other equity security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, as used herein, “Securities” shall expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons, including any Oil and Gas Assets.
“Securities Act” means the Securities Act of 1933, as amended. “Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Consolidated Group” means any Consolidated Group of which each of (a) one or more Companies and (b) Seller or an Affiliate of Seller (other than the Companies), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.
“Seller Taxes” means, without duplication, (a) Income Taxes (other than Company
Taxes) imposed by any applicable Laws on Seller, any of its Affiliates (other than the Companies), or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, excluding, for the avoidance of doubt, Income Taxes attributable to the Companies for Tax periods (or portions thereof) beginning on or after the Closing Date, (b) Company Taxes allocable to Seller pursuant to Section 7.2 (taking into account, and without duplication of, (i) such Company Taxes effectively borne by Seller as a result of the adjustments made pursuant to Section 2.3, Section 2.4 and Section 2.7, as applicable, and (ii) any payments made from one Party to the other in respect of Company Taxes pursuant to Section 7.2(c)), and
(c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Company Group.
“Seller’s Entitlements” has the meaning set forth in Section 2.9(b).

“Seller’s Indemnified Parties” has the meaning set forth in Section 11.2.
“Specified Representations” means the representations and warranties set forth in Section 4.16 and Section 4.22.
“Southern Well Depths” means the depth intervals and formation(s) attributable to depths from the top of the Spraberry Formation as found at 7734 feet measured depth to the top of the Devonian formation as found at 12052 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across relevant Assets), in each case, as shown on the GRD log run in vertical section for the Davidson 27 1D well (API No. 42-329-3339) located in Section 27, Block 40, Township 4S, T&P RR CO survey, Midland County, Texas.
“Straddle Period” means any Tax period beginning before and ending after the Effective
Time.
“Subsidiaries” means, with respect to a specified Person as of the date the determination is being made, any other Person that (a) is controlled (directly or indirectly) by such Person or
(b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of such other Person is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person. Notwithstanding anything to the contrary in this Agreement, prior to Closing, each member of the Company Group shall be considered a Subsidiary of Seller, and after Closing, each member of the Company Group shall be considered a Subsidiary of Buyer.
“Target Formations” means, (a) with respect to each Oil and Gas Asset located in Martin, Andrews, Dawson and Howard Counties, Texas, other than a Subject Well, the Northern Well Depths, subject to any exceptions set forth for such Oil and Gas Asset on Exhibit A-1, (b) with respect to each Oil and Gas Asset located in Midland, Glasscock, Upton, Ector, Crane, and Regan Counties, Texas, other than a Subject Well, the Southern Well Depths, subject to any exceptions set forth for such Oil and Gas Asset on Exhibit A-1, as applicable, and (c) the currently producing formation(s) for such Subject Well.
“Target Interests” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.
“Taxes” (and its derivatives) means all taxes imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, fees, assessments, and similar governmental charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing (whether disputed or not).

“Third Party” means any Person other than a Party or an Affiliate of a Party. “Third Party Claim” has the meaning set forth in Section 11.3(b).
“Title Arbiter” has the meaning set forth in Section 9.3(c).
“Title Benefit” means (a) with respect to a DSU, the number of NRAs in a Target Formation to which Company Group is entitled, in the aggregate, by virtue of its interest in the Fee Mineral Interest, NPRI or ORRI within such DSU, as shown on Exhibit A-1, is greater than the number of NRAs shown on Exhibit A-1 for such DSU and (b) with respect to any Subject Well, the Net Revenue Interest in a Target Formation to which Company Group is entitled, in the aggregate, by virtue of its interest in such Subject Well, as shown on Exhibit A-2, is greater than the Net Revenue Interest in such Target Formation shown on Exhibit A-2 for such Subject Well.
“Title Benefit Amount” has the meaning set forth in Section 9.5.
“Title De Minimis Amount” has the meaning set forth in Section 9.4(h). “Title Deductible” has the meaning set forth in Section 9.4(h).
“Title Defect” means, with respect to any Oil and Gas Asset, any Lien, encumbrance, defect, irregularity, discrepancy, charge or burden (other than a Permitted Encumbrance) that, whether individually or collectively with all other such Liens, encumbrances, defects, irregularities, discrepancies, charges and burdens, causes Company Group to not have Defensible Title to such Oil and Gas Asset.
“Title Defect Amount” has the meaning set forth in Section 9.4.
“Title Defect Cure Period” has the meaning set forth in Section 9.2(a)(i). “Title Defect Notice” has the meaning set forth in Section 9.1(b).
“Title Diligence Period” has the meaning set forth in Section 9.1(a). “Title Dispute Notice” has the meaning set forth in Section 9.3(a).
“Tracts” has the meaning set forth in the definition of “Company Assets”.
“Transaction Documents” has the meaning set forth in Section 12.5. “Transfer Taxes” has the meaning set forth in Section 7.3.
“Unaffiliated Parent Stockholders” has the meaning set forth in the definition of “Parent Stockholder Approval.”
“Well” has the meaning set forth in the definition of “Company Assets”.

“WEP Conveyance” the assignment and conveyance to be made by Wyatt Energy Partners or one of more of its Affiliates to 1979 LP pursuant to the form attached as Exhibit D-3 hereto.
“Working Interest” means, with respect to an Oil and Gas Asset, the interest in and to such Oil and Gas Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Oil and Gas Asset.

1.2    Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” means and includes “and/or” unless the context otherwise clearly indicates that the usage is meant to be exclusive. The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References to any agreement or other document or instrument are to such agreement, document or instrument as amended, modified, superseded, supplemented and restated now or from time to time after the Execution Date, unless otherwise specified. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, Dollars. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP or COPAS; provided that, in the event of any conflict, the meaning of such term under GAAP shall control.

ARTICLE 2
Purchase and Sale; Closing

2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the Target Interests.
2.2    Purchase Price; Performance Deposit.

(a)    In consideration for the purchase of the Target Interests, Buyer agrees to pay an aggregate amount equal to $4,450,000,000 (the “Base Purchase Price”), consisting of (i)

an amount in cash equal to $1,000,000,000 (the “Cash Consideration”) and (ii) 69,626,640 shares of Class B Common Stock and 69,626,640 OpCo Units, as may be adjusted pursuant to the Exchange Agreement (the “Equity Consideration”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”); provided that, if at any time on or after the Execution Date and prior to the Closing, (x) Parent makes any (A) dividend or distribution to its stockholders of, or payable to its stockholders in, Common Stock, (B) subdivision or split of any Common Stock, (C) combination or reclassification of any Common Stock into a smaller number of shares of such applicable Common Stock or (D) issuance of any securities by reclassification of such Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquirer, as applicable, is the surviving Person) or (y) any merger, consolidation, combination or other transaction is consummated pursuant to which the Class A Common Stock, the Class B Common Stock or the OpCo Units are converted to cash or other securities, then the number of applicable shares of Class B Common Stock and OpCo Units to be issued to Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(C) and (y) to provide for the receipt by Seller, in lieu of any Class B Common Stock and OpCo Units, of the same number or amount of cash and/or securities as is received in exchange for each share of Common Stock or OpCo Units in connection with any such transaction described in clauses (x)(C) and (y) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend or distribution of, or payable in, Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification, merger, consolidation or other transaction, as the case may be.
(b)    No later than two (2) Business Days following the Execution Date, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, an amount equal to 5% of the Purchase Price (the “Performance Deposit”). At Closing, the Parties shall jointly instruct the Escrow Agent to release the Performance Deposit (together with any accrued interest or dividend income) to Seller and the amount of the Performance Deposit (together with any accrued interest or dividend income) shall be applied as a credit towards the Closing Payment. If this Agreement is terminated without a Closing, then the Parties shall jointly instruct the Escrow Agent to distribute the Performance Deposit (together with any accrued interest or dividend income) to Buyer or Seller as provided in Section 10.3.

2.3    Adjustments.    The Base Purchase Price shall be adjusted as follows, without duplication:

(a)    increased by an amount equal to all proceeds or revenues (including any lease bonuses, royalties, delay rentals, shut-in royalties and other proceeds) received and retained by the Company Group, Buyer or any of its Affiliates to the extent not distributed to or otherwise received or retained by Seller or its Affiliates, from the ownership of the Target Interests or the Oil and Gas Assets to the extent attributable to periods before the Effective Time;

(b)    decreased by an amount equal to all proceeds or revenues (including any lease bonuses, royalties, delay rentals, shut-in royalties and other proceeds) received and retained by Seller or any of Seller’s Affiliates (other than the Company Group) as a result of any distribution, payment or otherwise, from the ownership of the Target Interests or Oil and Gas Assets to the extent attributable to periods on or after the Effective Time;
(c)    increased by an amount equal to all expenses and all other costs (if any) paid or incurred by Company Group as the lessor under any oil and gas lease applicable to the Oil and Gas Assets (but excluding any amounts netted from revenues or proceeds for which a downward adjustment to the Purchase Price has been made pursuant to Section 2.3(b)), in each case, to the extent attributable to periods on or after the Effective Time (whether paid before, on or after the Effective Time);

(d)    subject to the limitations set forth in Section 9.4(h), decreased by an amount equal to the aggregate of all Title Defect Amounts as agreed to by Buyer and Seller or finally determined pursuant to Article 9 with respect to Title Defects asserted during the Title Diligence Period, subject to the Title Deductible and net of all Title Benefit Amounts agreed to by Buyer and Seller or finally determined pursuant to Article 9;
(e)    decreased by an amount equal to the aggregate Allocated Value of all the Oil and Gas Assets excluded by Seller pursuant to Article 9;

(f)    increased by an amount equal to all Post-Effective Time Company Taxes that are (i) paid or otherwise economically borne by any Company Group member prior to the Effective Time or (ii) paid or otherwise economically borne by Seller or any of their Affiliates (other than the Company Group);

(g)    decreased by an amount equal to all Pre-Effective Time Company Taxes that are (i) (A) paid or otherwise economically borne by any Company Group member at or after the Effective Time but prior to the Closing or (B) unpaid as of the Closing, or (ii) paid or otherwise economically borne by Buyer;
(h)    increased by an amount equal to the costs and expenses incurred by the Company Group attributable to the period from and after the Effective Time attributable to ownership of the Company Assets;

(i)    decreased by an amount equal to all expenses and all other costs (if any) incurred by the Company Group as the lessor under any oil and gas lease applicable to the Oil and Gas Assets (but excluding any amounts netted from revenues or proceeds for which a downward adjustment to the Purchase Price has been made pursuant to Section 2.3(b)), in each case, to the extent attributable to periods before the Effective Time, which are unpaid as of the Closing or paid or otherwise economically borne by Buyer;

(j)    decreased by an amount equal to the costs and expenses incurred by the Company Group attributable to the period prior to the Effective Time attributable to ownership of the Company Assets, which are unpaid as of the Closing or paid or otherwise economically borne by Buyer; and

(k)    increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or as otherwise agreed upon in writing by Seller and Buyer.
As used in this Agreement, “Adjustment Amount” refers to the aggregate sum of the adjustments provided in Section 2.3(a) through (k), which may be a positive or negative number. Notwithstanding anything to the contrary herein, all adjustments to the Purchase Price prior to Closing shall be made to the Equity Consideration (the Equity Consideration, as adjusted, the “Adjusted Equity Consideration”), by dividing the aggregate amount of such adjustment by the 30-day VWAP trading price per share of Class A Common Stock, as reported by Bloomberg for the Nasdaq exchange, for the period ending on the last trading day immediately preceding the Closing Date, rounding up to the nearest whole share of Class B Common Stock for any fraction of a share of Class B Common Stock of 0.5 or more, and rounding down to the nearest whole share of Class B Common Stock for any fraction below 0.5, and increasing or decreasing (as applicable) the amount of Class B Common Stock and OpCo Units in the Equity Consideration accordingly.
2.4    Closing Statement. Not later than 3 Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of the Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (such amount, the “Estimated Adjustment Amount”) and such resulting Purchase Price as determined by Seller. Any final adjustments to the Purchase Price, if necessary, will be made pursuant to Section 2.7. In the event the Parties do not agree on an adjustment set forth in the Closing Statement prior to the Closing, the amount of such adjustment set forth in the Closing Statement as presented by Seller will be used to adjust the Purchase Price at Closing.

2.5    Closing. Unless otherwise agreed by the Parties in writing, the closing of the sale and transfer of the Target Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on May 1, 2025, or if all conditions to Closing under Section 8.1 and Section 8.2 have not yet been satisfied or waived, on the third Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs, the “Closing Date”).
2.6    Closing Obligations. At the Closing:

(a)    Seller shall deliver (and execute and acknowledge, as appropriate), or cause the Company Group to deliver (and execute and acknowledge, as appropriate), to Buyer:

(i)    an executed counterpart of the Closing Statement;

(ii)    an executed counterpart of the Assignment of Interests;

(iii)    an executed counterpart of the Assignment of Excluded Assets;

(iv)    an executed copy of the Conveyance(s) accompanied by evidence of submission for recording(s) of the same in the appropriate real property records;

(v)    certificate(s) executed by an officer or authorized Representative of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Section 8.1(a) have been fulfilled;
(vi)    an executed IRS Form W-9 of Seller;

(vii)    signatory cards for each of the accounts set forth on Schedule 4.20;

(viii)    an executed counterpart of joint written instructions directing the Escrow Agent to distribute the Performance Deposit to Seller; and

(ix)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.
(b)    Parent shall deliver or cause Buyer to deliver, as applicable (and execute and acknowledge, as appropriate) to Seller or Escrow Agent:

(i)    the Adjusted Equity Consideration credited to Seller in book-entry form with an appropriate restrictive legend;

(ii)    any amounts to be deposited with the Escrow Agent pursuant to Section 9.2 and Section 9.3(a) in same day available funds; and

(iii)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.

(c)    Buyer and/or Parent shall deliver (and execute and acknowledge, as appropriate) to Seller:
(i)    an executed counterpart of the Closing Statement;

(ii)    the Purchase Price less the Performance Deposit less any amounts to be deposited with the Escrow Agent pursuant to Section 9.2 and Section 9.3(a), if applicable, and less the value of Adjusted Equity Consideration (which value shall be based on the agreed valuation methodology for determining the Equity Consideration set forth in Section 2.2(a)) in cash by wire transfer of immediately available funds to account(s) designated by Seller not less than two Business Days before the Closing Date (such amount, the “Closing Payment”);

(iii)    an executed counterpart of the Assignment of Interests;

(iv)    a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 8.2(a) have been fulfilled;

(v)    evidence of the payment to the Escrow Agent of all amounts to be deposited with the Escrow Agent pursuant to Section 9.2 and Section 9.3(a);
(vi)    an executed counterpart of joint written instructions directing Escrow Agent to distribute the Performance Deposit to Seller; and

(vii)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Seller may reasonably request.
2.7    Post-Closing Adjustment.

(a)    Revised Closing Statement; Dispute Notices. On or before the date that is the later of (i) 90 days after the Closing Date and (ii) 5 Business Days following the final resolution of any disputes with respect to Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts in accordance with Article 9, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date. Seller shall provide to Buyer such data and information as Buyer may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement, including check stubs and access to Third Party data services for electronic check stub information, such as PDF files, Excel spreadsheets, JIBLink, OILDEX, PDS or similar file formats. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following Seller’s receipt of the revised Closing Statement unless Seller gives notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. During such 30-day period, Seller shall be given reasonable access, during normal business hours and so as not to otherwise unreasonably interfere with Buyer’s business, to Buyer’s books and records relating to the matters required to be accounted for in the Closing Statement, in each case, solely for the purpose of reviewing information with respect to the Closing Statement, and solely to the extent that Buyer may provide such information without
(i) violating any Laws or breaching any contracts, (ii) waiving any legal privilege (as reasonably determined by Buyer’s counsel) of Buyer or its Affiliates or (iii) violating any confidentiality obligations of Buyer or any member of the Buyer Indemnified Parties. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer before the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.7(b)) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (B) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.7(b).

(b)    Dispute Resolution; Final Closing Statement. During the 15 days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such 15-day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to KPMG LLP, or if KPMG LLP declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to Seller (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided in this Agreement, then Seller and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Seller shall, not later than 5 Business Days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and provide a copy of such brief to the other Party on the same day) with Dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs, and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.7 and the related definitions and (ii) shall not increase the final Adjustment Amount more than the increase proposed by Seller nor decrease the final Adjustment Amount more than the decrease proposed by Buyer, as applicable. The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior to such conclusion and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall be final and binding on the Parties and non-appealable for all purposes under this Agreement. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.7(b) shall be borne proportionately by Seller, on the one hand, and Buyer, on the other hand, based on the difference between the claimed adjustments in the Notice of Disagreement and the final Adjustment Amount. For example, if Buyer claims the final aggregate net adjustments to the Purchase Price is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Buyer, and if the Closing Statement Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the independent accounting firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller. The fees and disbursements of Buyer or Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.7(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect to the Final Closing Statement, or if submitted to the Closing Statement Accountant, as determined by the Closing Statement Accountant in accordance with this Section 2.7(b).

(c)    Final Settlement. If the final Adjustment Amount, as set forth on the Final Closing Statement, exceeds the amount of the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.6(c)(i), then, within 3 Business Days after the Final Settlement Date, Buyer shall pay to Seller by wire transfer of immediately available funds, to account(s) designated in writing by Seller the aggregate amount by which such final Adjustment Amount exceeds the Estimated Adjustment Amount. If the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.6(c)(i), then within 3 Business Days after the Final Settlement Date, Seller shall deliver to Buyer by wire transfer of immediately available funds, to an account designated in writing by Buyer, the aggregate amount by which such final Adjustment Amount is less than the Estimated Adjustment Amount.
2.8    Purchase Price Allocation. Within 60 days following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval a statement that provides for an allocation of the Purchase Price (and any other amounts constituting consideration for U.S. federal income Tax purposes) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Sections 741, 751, 755, 1060 and any other applicable provisions of the Code and the regulations thereunder (the “Allocation Statement”). For purposes of the Allocation Statement contemplated by this Section 2.8, the value of the Equity Consideration shall be determined in reference to the price of a share of Class A Common Stock on the Closing Date. Buyer shall provide Seller with any comments to the Allocation Statement within 30 days after the date of receipt of the Allocation Statement by Buyer. If Buyer does not deliver any written notice of objection to the Allocation Statement within such 30-day period, the Allocation Statement shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of 15 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amounts, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Statement. In the event that Seller and Buyer do not resolve all of the items disputed in the Allocation Statement prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Closing Statement Accountant in accordance with the procedures of Section 2.7(b), mutatis mutandis. Neither Buyer nor Seller shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with the final Allocation Statement, as it may be adjusted under this Section 2.8, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non- U.S. Law). Seller shall update the Allocation Statement following any adjustment to the Purchase Price pursuant to this Agreement.
2.9    Allocation of Revenues and Expenses.

(a)    The Target Interests shall be transferred from Seller to Buyer at Closing, but, as between Seller, on the one hand, and Buyer, on the other hand, certain financial benefits and burdens of the Target Interests (including certain financial benefits and burdens pertaining to the direct or indirect ownership of the Company Assets) shall be transferred and assumed effective as of the Effective Time.
(b)    From and after the Closing, (i) Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to the Company Group and the production of Hydrocarbons from the Company Assets from and after the Effective Time (collectively, the “Buyer Entitlements”) and (ii) Seller shall be entitled to all revenues, income, proceeds, receipts, lease bonus payments and credits attributable to the Company Group and the production of Hydrocarbons from the Company Assets prior to the Effective Time, or with respect to lease bonus payments, Oil and Gas Leases executed prior to the Effective Time (collectively, the “Seller’s Entitlements”).

(c)    Without duplication of any item that is accounted for in Section 2.3 or Section 2.7, if, from and after the Closing Date: (i) Seller or any of Seller’s Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause the applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Buyer, any of its Affiliates or the Company Group receives any payment with respect to the Seller’s Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate. Notwithstanding the foregoing, neither Party shall have any obligation to remit payment to the other Party pursuant to this Section 2.9(c) after the date that is 1 year after the Closing Date.
2.10    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of applicable Law; provided that, other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the certificate or form described in Section 2.6(a)(vi), Buyer will, prior to any deduction or withholding, notify Seller reasonably in advance (and, in any event, no later than 5 days prior to making any deduction or withholding) of any anticipated withholding (which notice shall include a description of the legal basis therefor and calculation thereof), and reasonably cooperate with Seller to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 3
Representations and Warranties Relating to Seller
Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as of the Execution Date and the Closing Date:

3.1    Organization of Seller. Seller is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the State of Texas. Seller is in good standing in each jurisdiction in which the nature of the business conducted by Seller or the character of the assets owned, leased or used by Seller makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.
3.2    Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery by Seller of each of the documents executed and delivered by Seller at the Closing, such documents shall constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3    No Conflicts. Except as set forth on Schedule 3.3 or as required by the HSR Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and shall not: (a) violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or (b) violate any Organizational Document of Seller.
3.4    Litigation. Except as set forth on Schedule 3.4, as of the Execution Date, there is no Proceeding pending, or to the Knowledge of Seller, threatened, against Seller, involving any of the Target Interests or seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.

3.5    Brokers’ Fees. Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

3.6    Ownership of the Target Interests. Seller is the record and beneficial owner of the Target Interests. Seller, directly or indirectly, has good and valid title to the Target Interests of the Company Group, free and clear of any and all Liens, other than Permitted Securities Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Target Interests, upon sale of the Target Interests to Buyer at Closing, and upon receipt of the Closing Payment and the other payments contemplated herein, good and valid title to the Target Interests will pass to Buyer, free and clear of any and all Liens, other than Permitted Securities Liens.

3.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates.

3.8    Investment Intent; Accredited Investor. Seller (or Seller’s designees): (a) is acquiring the Class B Common Stock and OpCo Units for its own accounts with the present intention of holding such equity interests for investment purposes only and not with a view to, or for offer or sale in connection with, any sale or distribution thereof in violation of the Securities Act, applicable state blue sky laws or any other applicable securities laws; (b) understands that the Class B Common Stock and OpCo Units comprising the Equity Consideration will, upon issuance, be characterized as “restricted securities” and have not been, and prior to Closing will not be, registered under the Securities Act or any applicable state securities laws, and that the book-entry notations relating to such Class B Common Stock and OpCo Units will bear restrictive legends to that effect; (c) understands that the Class B Common Stock and OpCo Units comprising the Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (d) is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act; (e) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Class B Common Stock and OpCo Units and has so evaluated the merits and risks of such investment; (f) has made, independently and without reliance on Buyer or any of its Affiliates or the Buyer’s Representatives (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Equity Consideration and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations; and (g) is able to bear the economic risk of an investment in the Class B Common Stock and OpCo Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.
3.9    Independent Evaluation.
(a)    Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon such Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing as Seller has deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b)    Seller understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon any of the securities constituting the Adjusted

Equity Consideration, or made any finding or determination as to the fairness of an investment in such securities or the accuracy or adequacy of the disclosures made to Seller.
ARTICLE 4
Representations and Warranties Relating to Companies
Except as disclosed in the Disclosure Schedule, the Companies, jointly and severally, represent and warrant to Buyer as of the Execution Date and the Closing Date:
4.1    Organization of Companies. 1979 GP is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Texas. 1979 LP is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the State of Texas. Each Company is in good standing in each jurisdiction in which the nature of the business conducted by such Company or the character of the assets owned, including the Company Assets, leased or used by such Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

4.2    Authorization; Enforceability. Such Company has full capacity, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform their obligations under this Agreement and the Transaction Documents. This Agreement has been duly and validly executed and delivered by such Company. This Agreement constitutes, and upon the execution and delivery by such Company of each of the documents executed and delivered by such Company at the Closing, such documents shall constitute, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.3    No Conflicts. Except as set forth on Schedule 4.3 or as required by the HSR Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and shall not: (a) violate any Law applicable to such Company or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of such Company; or (iii) breach any Contract to which such Company is a party or by which any of its assets may be bound or result in the termination of any such Contract.
4.4    Litigation. Except as set forth on Schedule 4.4, as of the Execution Date, there is no Proceeding pending, or to the Knowledge of such Company, threatened, against such Company, involving any of the Company Assets or seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.

4.5    Brokers’ Fees. Such Company and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

4.6    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to such Company’s Knowledge, threatened against such Company or any of its Affiliates.

4.7    Taxes. Except as set forth on Schedule 4.7, (a) all material Company Taxes that have become due and payable by the Company Group have been duly and timely paid; (b) all material Tax Returns required to be filed by the Company Group with respect to Company Taxes have been duly and timely filed and all such Tax Returns are correct in all material respects; (c) no outstanding audit, litigation or other Proceeding with respect to any material Company Taxes has been commenced against the Company Group, nor has the Company Group received written notice of any pending Proceeding against it from any applicable Governmental Authority for assessment of any material Company Taxes and, to the Knowledge of such Company, no such claim has been threatened; (d) there are no Liens on any of the Company Assets of such Company attributable to Taxes (other than Liens described in clause (c) of the definition of “Permitted Encumbrances”); (e) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax; (f) none of the assets of the Company Group are subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of the Code, (g) no member of the Company Group (i) has participated in any “listed transactions” within the meaning of Section 6707(c)(2) of the Code and Treasury Regulations Section 1.6011- 4(b)(2), or (ii) has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code during the two-year period ending on the date hereof; (h) no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or use of an improper) method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; and (i) all material Taxes required to be deducted or withheld by each member of the Company Group have been deducted and withheld and, to the extent required under applicable Law, have been timely paid to the proper Governmental Authority. As of the Execution Date, 1979 LP is, and always has been, properly classified as a partnership for U.S. federal income Tax purposes. As of the Execution Date, 1979 GP is, and always has been, properly treated as an association taxable as a corporation for U.S. federal income Tax purposes. Upon the GP Conversion and until Closing, each of 1979 LP and 1979 GP will be properly treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes. This Section 4.7 shall constitute such Company’s sole representations and warranties related to any Taxes or Tax matters.

4.8    Compliance with Laws. Such Company is and has been for the period of its ownership or operation of the Company Assets, in material compliance with any applicable Law (other than Tax Laws which are governed by Section 4.7 or Environmental Laws which are governed by Section 4.24), in each case, with respect to its ownership or operation of the

Company Assets. Such Company has not received any written notices of material violation of any applicable Law (other than Tax Laws which are governed by Section 4.7 or Environmental Laws which are governed by Section 4.24) with respect to its ownership or operation of the Company Assets that are uncured as of the Execution Date.

4.9    Material Contracts. Schedule 4.9(a) sets forth all Material Contracts. “Material Contracts” means any of the following Contracts to which a Company is a party or by which any of the Company Assets is bound as of the Execution Date and for which Buyer or such Company shall be bound following Closing by virtue of its ownership of the Company Assets, but excluding any instrument creating or pursuant to which the Companies derive their ownership in and to any of the Oil and Gas Assets:
(a)    any Contract evidencing Indebtedness for Borrowed Money;

(b)    any Contract guaranteeing any obligation of another Person or guaranteeing any hedge Contract;

(c)    any Contract that can reasonably be expected to result in aggregate payments by, or revenues to the Company Group (or if after Closing, Buyer) of more than $200,000 (net to the Company Group’s interest) during the current or any subsequent fiscal year or more than
$500,000 in the aggregate (net to the Company Group’s interest) over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(d)    any Contract that is an indenture, mortgage, loan, credit agreement, sale- leaseback, guaranty of any obligation, bond, letter of credit, security interest, derivative instrument, or similar financial Contract (other than Permitted Encumbrances) that will be binding on Buyer or any Company or be binding on the Company Assets after Closing;

(e)    any Contract that (i) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (ii) constitutes a non-competition agreement pertaining to the Company Group or otherwise purports to restrict, limit or prohibit Company Group from engaging in any line of business, or prohibits the manner in which, or the locations in which, the Company Group conducts business that will be binding on Buyer, any Company or the Company Assets after Closing;
(f)    any Contract that contains a tag-along or drag-along right held by a Third Party with respect to any Oil and Gas Assets;

(g)    any Contract where the primary purpose thereof is or was to indemnify another Person that will be binding on Buyer, any Company or the Company Assets after Closing;

(h)    any Contract with any Affiliate or affiliate of the Company Group that will be binding on any Company or the Company Assets after Closing;

(i)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that will be binding upon any Company or the Company Assets after Closing and is not terminable without penalty on sixty (60) days’ or less notice;

(j)    any Contract that constitutes a partnership agreement (including tax partnerships), joint venture agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement or similar Contract, or any Contract containing an obligatory drilling commitment, or containing a requirement to conduct other material development operations, in each case, where any material obligation (excluding any ongoing confidentiality or indemnity obligation) has not been completed prior to the Effective Time; and
(k)    any Contract to sell, farmout, or otherwise dispose of or encumber any interest in any of the Oil and Gas Assets after the Effective Time, other than conventional rights of reassignment arising in connection with the surrender or release of any of the Oil and Gas Assets. Each Material Contract constitutes the legal, valid and binding obligation of a member of the Company Group thereto, as applicable, on the one hand, and, to the Knowledge of such Company, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms. Such Company is not in, nor has such Company received written notice alleging material breach or default of such Company’s obligations under any of the Material Contracts. To the Knowledge of such Company, except as set forth in Schedule 4.9(b), or as would not reasonably be expected to have a Material Adverse Effect, (x) no breach or default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract. True, correct and complete copies of all Material Contracts, including all amendments and modifications thereto, have been made available to Buyer prior to the Execution Date.
4.10    Consents. Assuming compliance with the HSR Act and except as set forth in Schedule 4.10, none of the Company Assets is subject to any consent required to be obtained by such Company with respect to the transactions contemplated by this Agreement, except (a) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, or (b) for Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee.
4.11    Preferential Purchase Rights. There are no preferential rights to purchase or other similar rights affecting the Company Assets with respect to the transactions contemplated by this Agreement.

4.12    Hedges. There are no futures, options, swaps, or other derivatives to which such Company or any of its Affiliates is a party that will be binding on the Buyer, any Company or the Company Assets or the sale of Hydrocarbons therefrom after Closing.

4.13    Suspense Funds. To such Company’s Knowledge, no material payments for production attributable to the Company Assets are currently held in suspense by the applicable operator, purchaser, or other obligor thereof as of the Execution Date except as set forth on Schedule 4.13.

4.14    Operations. Except as set forth on Schedule 4.14, as of the Execution Date, the Oil and Gas Assets do not include any unleased mineral interest where such Company has agreed to bear a share of drilling, operating or other costs as a participating mineral owner from and after Closing. Such Company has not conducted any oil and gas operations on any of the Oil and Gas Assets, including, but not limited to, preparation, exploration, drilling, completion, reworking, or plugging or abandonment operations. Schedule 4.14 contains a list, true and correct as of the Execution Date, of all authorities for expenditures (collectively, “AFEs”) that
(a) relate to the drilling, reworking or conducting another material operation with respect to a Participating Mineral Interest Well, (b) are in excess of One Hundred Thousand Dollars ($100,000), (net to such Company’s interest therein), and (c) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.15    Overpayments. To such Company’s Knowledge as of the Execution Date, other than as set forth on Schedule 4.15, such Company has not received any royalties or revenues attributable to production from or the ownership of the Oil and Gas Assets in excess of the royalties or revenues such Company is properly entitled to under the Oil and Gas Assets.
4.16    Lease Matters. Except as set forth on Schedule 4.16, (a) to such Company’s Knowledge, as of the Execution Date, there are no unrecorded Oil and Gas Leases or other leases or contracts that would impact Defensible Title or the allocation of Hydrocarbon production with respect to the Company Assets (other than any division orders or production sharing agreements that allocate production on a lateral footage basis), (b) such Company has not provided any Oil and Gas Lease lessee with a written demand for payment or performance or notice of default and, to such Company’s Knowledge, no lessee is in default in any material respect under any Oil and Gas Lease; and (c) such Company has not received any written demand for payment or performance or notice of default, from any Oil and Gas Lease lessee or other party to any Oil and Gas Lease, and such Company is not in default in any material respect under any Oil and Gas Lease.
4.17    Capitalization.
(a)    Schedule 4.17 sets forth the ownership structure of each member of the Company Group. No member of the Company Group has Subsidiaries or owns Securities in any Person except as disclosed in Schedule 4.17. Except as expressly set forth in the Organizational Documents of each member of the Company Group or as would not reasonably be expected, individually or in the aggregate, to the be material to the Company Group, taken as a whole, as applicable, there will be as of the Closing (a) no outstanding preemptive or other outstanding rights with respect to the Securities of any member of the Company Group, (b) no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any member of the Company Group (other than this Agreement) or requiring any member of the Company Group to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities and (c) no member agreements, irrevocable proxies, voting trusts or other agreements relating to the voting of any Securities of any member of the Company Group. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, no Securities of any member of the Company Group have been offered, issued, sold or transferred in violation of any applicable Law or preemptive or similar rights. Prior to the Execution Date, the Companies have made available to Buyer (or its representatives) true and complete copies of each Organizational Document of the members of the Company Group and all amendments or modifications thereto.
(b)    All of the issued and outstanding equity interests of such Company are duly authorized and validly issued in accordance with the Organizational Documents of such Company, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

4.18    Financial Statements. The Companies have delivered to Buyer copies of the audited consolidated statement of financial position of the Company Group as of each of December 31, 2023 and the nine months ended September 30, 2024 (such audited consolidated statement of financial position as of September 30, 2024, the “Balance Sheet Date”) and the related statements of revenues and direct operating expenses for year ended December 31, 2023 and the nine-month period ended September 30, 2024 (collectively, the “Financial Statements”). The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial condition and consolidated revenues and direct operating expenses as of the dates and for the periods indicated therein.
4.19    No Undisclosed Liabilities. There are no liabilities of or with respect to the Company Group that would be required by GAAP to be reserved, reflected or otherwise disclosed on a balance sheet of the Company Group of any kind whatsoever, other than (a) as set forth on Schedule 4.19 or the other Disclosure Schedules, (b) liabilities reserved, reflected or otherwise disclosed in the balance sheet of the Company Group as of the Balance Sheet Date included in the Financial Statements, (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date, or (d) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect. The Company Group does not have outstanding any Indebtedness for Borrowed Money.
4.20    Bank Accounts. Schedule 4.20 sets forth a list of all deposit, demand, savings, passbook, security or similar accounts maintained by any member of Company Group with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.21    Books and Records. Each member of Company Group maintains all books of account and other business records (including the Records) required by applicable Law or necessary to conduct the business of such member of Company Group in accordance with its past practices, consistently applied.

4.22    Special Warranty. The Company Group individually and/or collectively holds Defensible Title to the Oil and Gas Assets, in each case, free and clear of any claims against any Person lawfully claiming or purporting to claim title to the same or any part thereof, solely to the extent arising by, through or under the Company Group, but not otherwise, subject, however, to the Permitted Encumbrances.
4.23    Absence of Dividends or Distributions. Since the Execution Date no member of the Company Group has declared or paid, or at any time during the period commencing on the Execution Date and ending prior to Closing will declare or pay, any dividend or distribution to its owner(s) constituting any proceeds or revenues (including lease bonuses, royalties, and other proceeds) received by or on behalf of the Company Group from the ownership of the Oil and Gas Assets to the extent attributable to any period from and after the Effective Time.
4.24    Environmental Matters.

(a)    Except as set forth on Schedule 4.24, to such Company’s Knowledge, (i) such Company and its Affiliates are in compliance in all material respects with all applicable Environmental Laws with respect to the Company Assets, (ii) there are no Proceedings pending or threatened in writing against any member of Company Group or any of its Affiliates with respect to the Company Assets alleging material violations of, or material liabilities under, Environmental Laws, and (iii) none of Company Group’s interests in the Company Assets are subject to any unfulfilled Orders, consent decrees, or agreements with any Governmental Authority to resolve a material violation of, or material liability under, Environmental Laws.
(b)    The representations and warranties in this Section 4.24 are the sole and exclusive representations and warranties of the Companies and their Affiliates with respect to Environmental Laws, Permits required under Environmental Laws and Hazardous Materials.

4.25    Payments for Production. To such Company’s Knowledge, such Company is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Company’s interest in the Oil and Gas Assets at some future time without receiving payment therefor at or after the time of delivery.
4.26    Imbalances. To such Company’s Knowledge, there are no production, transportation, plant, or other imbalances with respect to production from such Company’s interest in the Oil and Gas Assets.

ARTICLE 5
Representations and Warranties Relating to Buyer Parties
The Buyer Parties jointly and severally represent and warrant to Seller as of the Execution Date and Closing Date:

5.1    Organization of Buyer Parties. Buyer is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is in good standing in each jurisdiction in which the nature of the business conducted by Buyer. Buyer has the power and authority to acquire and own the Company Assets. Parent is a corporation, duly formed, validly existing, and in good standing under the Laws of the State of Delaware.
5.2    Authorization; Enforceability.

(a)    Each Buyer Party has all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Audit Committee and the Parent Board, and, other than the Parent Stockholder Approval, no other limited liability company or corporate, as applicable, proceeding on the part of a Buyer Party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Buyer Party. This Agreement constitutes, and upon the execution and delivery by Buyer Parties of each of the documents executed and delivered by Buyer Party thereto at the Closing, such documents shall constitute, valid and binding obligations of the applicable Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)    The Audit Committee has by unanimous approval (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Target Interests and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and the Unaffiliated Parent Stockholders (as defined below); (ii) approved this Agreement and the execution, performance and delivery of this Agreement by Parent and Buyer; (iii) recommended to the Parent Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iv) resolved, and recommended that the Parent Board resolve, to recommend that the Parent Stockholders approve this Agreement and the transactions contemplated by this Agreement.
(c)    The Parent Board (acting based upon the recommendation of the Audit Committee), has by unanimous approval (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Target Interests and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and the Parent Stockholders; (ii) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and Buyer; and (iii) resolved to recommend that the Parent Stockholders approve this Agreement and the transactions contemplated by this Agreement.

5.3    No Conflict; Consents. Assuming (a) compliance with the HSR Act, (b) filings and/or notifications that have been made, or will be made, pursuant to the rules and regulations of the Nasdaq in order to cause the Class A Common Stock issuable upon any exchange of the Equity Consideration to be listed thereon upon official notice of issuance, (c) any filings to be made with the Commission in order to cause the Class A Common Stock issuable upon any exchange of the Equity Consideration to be registered under the Securities Act under the terms and conditions of the Registration Rights Agreement, (d) post-Closing filings pursuant to applicable federal and state securities laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, and (e) the Parent Stockholder Approval has been obtained, in each case to the extent required, the execution and delivery of this Agreement by the Buyer Parties and the consummation of the transactions contemplated by this Agreement by the Buyer Parties do not and shall not: (i) violate any Law applicable to a Buyer Party or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (ii) violate any Organizational Document of a Buyer Party; or (iii) breach any Contract to which a Buyer Party is a party or by which any of its assets may be bound or result in the termination of any such Contract. The Parent Stockholder Approval are the only votes of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated by this Agreement under the terms of the Seller’s offer to Parent and under applicable Law or Parent’s and Buyer’s Organizational Documents.
5.4    Litigation. There are no actions, investigations or other Proceedings pending, or to Buyer’s Knowledge, threatened which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which could reasonably be likely to materially impair Buyer or its ability to consummate the transactions contemplated by this Agreement.
5.5    Brokers’ Fees. Neither Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by Seller or any of Seller’s Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

5.6    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against a Buyer Party or any of its Affiliates.
5.7    Financial Ability. Buyer understands and acknowledges that the obligations of Buyer Parties to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer Parties’ consummation of any financing arrangement, Buyer Parties’ obtaining of any financing or the availability, grant, provision or extension of any financing to a Buyer Party. Buyer Parties at Closing will have, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy all other costs and expenses arising in connection herewith.

5.8    Common Stock and OpCo Units. The (i) Class A Common Stock issuable by Parent upon exchange of the Equity Consideration and (ii) the Class B Common Stock and OpCo Units to be issued by Parent and Buyer, respectively, as part of the Equity Consideration have been duly authorized by Parent and Buyer (as applicable), and when issued and delivered at the Closing (as applicable), (a) will be validly issued in accordance with Parent’s and Buyer’s Organizational Documents (as applicable), (b) will be issued free and clear of any Liens (excluding (i) the restrictions imposed by this Agreement or the other Transaction Documents,
(ii) restrictions on transfer under applicable state and federal securities laws and (iii) any Liens created by or related to Seller(s)) and (c) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any Class A Common Stock, Class B Common Stock or OpCo Units. In addition, all actions required to be taken by Parent and Buyer to cause the Equity Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken at or before the Closing.
5.9    Investment Intent; Accredited Investor. Buyer: (a) is acquiring the Target Interests for its own account with the present intention of holding such equity interests for investment purposes only and not with a view to, or for offer or sale in connection with, any sale or distribution thereof in violation of the Securities Act, applicable state blue sky laws or any other applicable securities laws; (b) acknowledges that the Target Interests are not, and prior to Closing will not be, registered pursuant to the Securities Act and that none of the Target Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act; (c) is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act; (d) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Target Interests and has so evaluated the merits and risks of such investment; (e) has made, independently and without reliance on Seller, the Companies or any of their respective Affiliates or Seller’s or the Companies Representatives, respectively, (except to the extent that Buyer has relied on the representations and warranties in this Agreement), its own analysis of the Target Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations; and (f) is able to bear the economic risk of an investment in the Target Interests and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.
5.10    Independent Evaluation.
(a)    Buyer is a sophisticated, experienced and knowledgeable investor in the oil and gas business, and is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. In entering into this Agreement, Buyer has relied solely upon expertise of Buyer in legal, tax and other professional counsel concerning this transaction, the Target Interests, the Companies and the Company Assets and the value thereof. Buyer acknowledges and affirms that (i) Buyer is acquiring the Target Interests for its own account and not with a view to distribution, (ii) Buyer has completed such independent investigation, verification, analysis and evaluation of the Target Interests, the Companies and the Company

Assets and has made all such reviews and inspections of the Target Interests, the Companies and the Company Assets as it has deemed necessary or appropriate to enter into this Agreement and
(iii) at Closing (and assuming material compliance by Seller and the Companies with their respective obligations under Article 6 of this Agreement), Buyer shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Target Interests, the Companies and the Company Assets and made all such reviews and inspections of the Target Interests, the Companies and the Company Assets as Buyer has deemed necessary or appropriate to consummate the transaction.

(b)    Buyer understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon any securities of any member of the Company Group, the Companies and the Company Assets or made any finding or determination as to the fairness of an investment in the Target Interests, the Companies and the Company Assets or the accuracy or adequacy of the disclosures made to Buyer.
5.11    Capitalization.

(a)    As of December 31, 2024, the equity capital interests of Parent consisted of 102,977,142 shares of Class A Common Stock issued and outstanding, 10,093,670 shares of Class A Common Stock reserved for issuance upon exchange of shares of Class B Common Stock, and 85,431,453 shares of Class B Common Stock issued and outstanding. As of December 31, 2024, the issued and outstanding equity interests of Buyer consisted of 95,525,123 OpCo Units and the managing member interest.

(b)    All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. All of the issued and outstanding equity interests in Buyer are duly authorized and validly issued in accordance with the Organizational Documents of Buyer, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.
(c)    Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents, and for equity awards made pursuant to plans described in the Parent SEC Documents, as of the Execution Date there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of equity interests in Parent on any matter.

5.12    SEC Documents; Financial Statements.

(a)    Parent has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the Commission since January 1, 2024 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.
(b)    There were no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against in the consolidated balance sheet of Parent as of September 30, 2024 or (B) readily apparent in the notes thereto, in each case included in the Parent SEC Documents, (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2024,
(iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the related transactions or (iv) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.
5.13    Internal Controls; Listing Exchange.
(a)    Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a- 15 under the Exchange Act. Since January 1, 2020, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Buyer’s internal control over financial reporting.

(b)    Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(c)    Since January 1, 2020, Parent has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls that has been required to be disclosed in Parent’s filings with the Commission that has not been so disclosed. Since January 1, 2020, (i) Parent has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, (ii) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) there have been no changes in internal controls or, to Parent’s knowledge, in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(d)    There has been no failure on the part of Parent or, to Parent’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(e)    The Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.
5.14    [Intentionally Omitted].

5.15    Form S-3 Eligibility. Subject to the Registration Rights Agreement, as of the Execution Date, Parent is eligible to register all of the Class A Common Stock to be issued upon the exchange of the Equity Consideration issued to Seller (or its designees) pursuant to the terms of this Agreement for resale by Seller (or its designees) under a Registration Statement on Form S-3 promulgated under the Securities Act (the “Resale Shelf”). Until the filing of the Resale Shelf pursuant to the Registration Rights Agreement, Parent shall use its reasonable best efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).
5.16    Buyer’s Independent Investigation. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION

AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY GROUP SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT AND THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, AND BUYER:

(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, THE COMPANY GROUP OR ANY OF SELLER’S OR THE COMPANY GROUP’S RESPECTIVE DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT AND THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(b)    ACKNOWLEDGES AND AGREES THAT NONE OF SELLER, THE COMPANY GROUP OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER, THE COMPANY GROUP OR ANY OF THEIR AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);
(c)    ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH

PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND

(d)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER, THE COMPANY GROUP OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 5.16, SECTION 5.17 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL (I) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHT TO RAISE TITLE DEFECTS IN ACCORDANCE WITH THE TERMS OF ARTICLE 9 OF THIS AGREEMENT, (II) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER OR THE COMPANIES CONTAINED IN THIS AGREEMENT OR THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING OR (III) RELIEVE SELLER OR THE COMPANY GROUP FROM ANY LIABILITY FOR FRAUD.
5.17    Limitations. EXCEPT FOR SELLER’S AND THE COMPANIES’ REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 AND ARTICLE 4 AND IN THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, SELLER AND EACH COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO
(a) TITLE OF THE COMPANY ASSETS; (b) PRODUCTION RATES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO SELLER’S OR ANY COMPANY’S INTEREST IN ANY OF THE COMPANY ASSETS; (c) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER AT ANY POINT IN TIME, BEFORE, ON OR AFTER THE EXECUTION DATE, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE COMPANY ASSETS,
(ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; (d) THE ENVIRONMENTAL CONDITION AND OTHER

CONDITION OF THE COMPANY ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE COMPANY ASSETS; AND (e) ANY ESTIMATES OF THE VALUE OF THE COMPANY ASSETS OR FUTURE PROCEEDS THEREFROM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE COMPANY ASSETS IN THEIR PRESENT STATUS AND CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. (X) SELLER HAS NOT AND WILL NOT MAKE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS OR COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE COMPANY ASSETS, (Y) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (Z) BUYER SHALL BE DEEMED TO BE TAKING THE COMPANY ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE AND BUYER HEREBY WAIVES AND DISCLAIMS ANY STATUTORY OR COMMON LAW RIGHTS UNDER ANY ENVIRONMENTAL LAWS. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 5.17, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER AND THE BUYER PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.17 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

ARTICLE 6
Covenants
6.1    Conduct of Business.

(a)    Operations before Closing. Since the Balance Sheet Date, the business and operations of the Company Group have been conducted in the ordinary course of business and in accordance with past practices. Except for amendments, extensions, modifications or executions of Oil and Gas Leases in the ordinary course as provided in this Agreement and except for the Conveyances to be delivered pursuant to Section 6.9 not less than 3 Business Days prior to Closing, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall cause the Company Group to conduct its business and operations and to manage the Company Assets in the ordinary course consistent with Company Group’s past practices and available resources (including financial resources); provided that, if Seller receives written notice of any Proceeding filed or threatened in connection with the Companies or the Company Assets, Seller shall give prompt written Notice of such Proceeding including a description of the circumstances associated with such Proceeding to Buyer no later than three (3) Business Days following receipt of such written notice. The Seller covenants and agrees that prior to the Closing it shall not cause or permit any Company to declare or pay any dividend or distribution to its owner(s) constituting any proceeds or revenues (including lease bonuses, royalties, and other proceeds) received by or on behalf of the Company Group from the ownership of the Oil and Gas Assets to the extent attributable to any period from and after the Effective Time.

(b)    Restricted Activities. Except as (x) set forth on Schedule 6.1(b), (y) consented to by Buyer in writing (which consent, except with respect to Section 6.1(b)(i) and Section 6.1(b)(ii), shall not be unreasonably withheld, conditioned or delayed) or (z) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), Seller shall not permit any member of the Company Group to: (i) sell, transfer, mortgage, pledge, intentionally abandon or dispose of any of the Company Assets (other than the sale of Hydrocarbons in the ordinary course); (ii) agree, whether in writing or otherwise, to sell, transfer, mortgage, pledge, abandon or dispose of any of the Company Assets (other than the sale of Hydrocarbons in the ordinary course); (iii) execute, terminate, cancel, extend or materially amend or modify any Material Contract (other than terminations based on the expiration without affirmative action by a Company as a party to such Material Contract); (iv) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; or (v) enter into any agreement with respect to any of the foregoing. Except as (x) set forth on Schedule 6.1(b), (y) consented to by Seller in writing or (z) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), Buyer shall not: (i) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; (ii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to the capital stock or other equity interests of Buyer or any of its Subsidiaries; or (iii) enter into any agreement with respect to any of the foregoing.
6.2    Records. Seller, at Buyer’s cost and expense, shall make available copies of all Records to Buyer (FOB Seller’s office) within 30 days after the Closing. With respect to any Records delivered to Buyer, (a) Buyer shall preserve and retain any such Records for at least 7 years beyond the Closing Date, during which 7-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such Records, at its own expense, including as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against Seller.

6.3    Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms of this Agreement.
6.4    Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fee or expense.

6.5    HSR Act. If applicable, within 10 Business Days following the execution by the Parties of this Agreement, Buyer, on the one hand, and Seller, on the other hand, will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, upon reasonable request, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Buyer and Seller shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate the transactions contemplated by this Agreement as promptly as practicable and in any event not later than the Outside Date, provided, however, that nothing in this Agreement shall require Buyer or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Buyer or Seller (including the Company Group and the Company Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of Buyer or Seller or the Company Group or the Company Assets. The filing fees associated with any such HSR Act filing shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Notwithstanding any provision of this Section 6.5, no Party shall be required to provide the other Party with information regarding the value of the transaction, (i) except as necessary for completion of any HSR filing, or (ii) subject to the attorney client privilege, work product doctrine or other similar privilege.
6.6    Proxy Statement; Parent Stockholders Meeting.

(a)    Proxy Statement.

(i)    As promptly as reasonably practicable (but no later than 15 Business Days) after the date of this Agreement, Parent shall prepare and file with the Commission a preliminary proxy statement for the purposes of obtaining the Parent Stockholder Approval (the “Proxy Statement”). Parent shall promptly correct any information in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent shall disseminate such correction to Parent Stockholders in an amendment or supplement. Parent shall notify Seller promptly upon the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement and shall promptly supply Seller with copies of all such comments, requests and any other written correspondence between Parent or any of its Representatives, on the one hand, and the Commission, on the other hand, with respect to the Proxy Statement. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the Commission concerning the Proxy Statement and to resolve such comments with the Commission and cause the Proxy Statement to be filed with the Commission in definitive form as contemplated by Rule 14a-6 under the Exchange Act, and as promptly as practicable after the first to occur of (and no later than three Business Days following) (x) confirmation from the Commission that it has no further comments on the Proxy Statement, (y) confirmation from the Commission that the Proxy Statement is otherwise not to be reviewed or (z) expiration of the ten-day period after filing in the event the Commission does not review the Proxy Statement, Parent shall use its reasonable best efforts to (A) establish a record date for and give notice of a meeting of the Parent Stockholders, for the purpose of voting upon the Parent Stockholder Approval (the “Parent Stockholders Meeting”) and (B) cause the Proxy Statement to be disseminated to Parent Stockholders. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to Parent Stockholders, or responding to any comments from the Commission with respect thereto, Parent shall provide Seller and its counsel with a reasonable advance opportunity to review and to comment on such document or response and Parent shall consider in good faith all comments reasonably proposed by such Persons. If Parent, Buyer or any of their respective Affiliates is required to file any other document with the Commission in connection with this Agreement or the transactions contemplated hereunder, including the Parent Stockholders Meeting (such document, as amended or supplemented, an “Other Company Filing”), Parent shall provide Seller and its counsel with a reasonable advance opportunity to review and to propose comments on any such document, which Parent shall consider in good faith.
(ii)    Parent agrees that the Proxy Statement and any Other Company Filing will comply as to form in all material respects to the requirements of the Exchange Act and that, at the time it is filed with the Commission, at the time it is first mailed to the Parent Stockholders or at the time of any amendment or supplement thereto or as of the date of the Parent Stockholders Meeting, as applicable, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Parent with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Seller expressly for inclusion or incorporation by reference therein. Seller agrees that none of the information supplied or to be supplied by or on behalf of Seller expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the Commission or at the time it is first mailed to the Parent Stockholders or at the time of any amendment or supplement thereof or as of the date of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)    Parent Stockholders Meeting. Parent shall, as soon as reasonably practicable after the mailing of the definitive Proxy Statement to the Parent Stockholders, and in any event within 30 days thereafter, duly call, give notice of, convene and hold the Parent Stockholders Meeting. Parent shall use reasonable best efforts to (i) solicit from the Parent Stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated thereby, and (ii) take all other actions necessary or advisable to secure the vote or consent of the Parent Stockholders to obtain the Parent Stockholder Approval. Parent shall keep Seller updated with respect to proxy solicitation results as requested by Seller. Parent may adjourn, recess or postpone the Parent Stockholders Meeting (x) as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders within a reasonable amount of time in advance of the Parent Stockholders Meeting that after consultation with Seller and outside legal counsel, Parent has determined is required by applicable Law; (y) if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Parent Stockholders Meeting; or (z) for up to 10 Business Days if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes (in person or by proxy) to obtain the Parent Stockholder Approval. Notwithstanding anything contained herein to the contrary, Parent shall not be required to hold the Parent Stockholders Meeting if this Agreement is terminated before such meeting is held.
(c)    Consultation Prior to Certain Communications. Parent shall provide Seller a reasonable advance opportunity to review and comment on any written communication with the Commission or its staff with respect to the Proxy Statement, as the case may be, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Seller or its respective counsel.

(d)    Notices. Buyer Parties, on the one hand, and Seller, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of (i) a request by the Commission or its staff for any amendment or revisions to the Proxy Statement or any other filings required to be made with the Commission, as the case may be, (ii) comments from the Commission or its staff on the Proxy Statement, as the case may be, or (iii) a request by the Commission or its staff for additional information in connection with the items covered in clauses (i) and (ii) above.

6.7    Exchange Listing. Parent shall cause the Class A Common Stock to be issued upon the exchange of the Equity Consideration to be reserved for issuance and to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.
6.8    Managers and Officers; Indemnification Agreements.

(a)    From and after Closing until the six (6) year anniversary thereof, (i) Buyer shall, and shall cause the Company Group to, indemnify and hold harmless (and advance funds in respect of), in the same manner as provided by the Company Group immediately prior to the Execution Date pursuant to the Organizational Documents of the Company Group, each present and former director, officer, manager, employee, independent contractor, agent, trustee, fiduciary, service-provider or member of a Company Group member or who, at the request of a Company Group member, served as a director, officer, manager, member, employee, independent contractor, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or enterprise (collectively, the “Company Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), Losses, claims or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that, prior to the Closing Date, such Company Indemnified Person is or was a director, manager, officer, employee or independent contractor of any Company Group member or a member of a Company, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions by directors or officers of any Company Group member or members of a Company in their capacities as such arising in connection with the transactions contemplated hereby), and shall provide advancement of expenses to Company Indemnified Persons and (ii) neither Buyer nor the members of the Company Group shall amend, repeal or otherwise modify the respective Organizational Documents of the Company Group so as to affect adversely the rights of any Company Indemnified Person to indemnification, expense reimbursement or advancement or exculpation (“D&O Provisions”). Without limiting the foregoing, the members of the Company Group shall honor any indemnification agreements between the applicable Company Group member and their respective directors, managers, officers, employees, independent contractors, service-providers, members or other Persons included in the Company Group in accordance with the express terms thereof (subject to any exceptions or limitations set forth therein). In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 6.8, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.
(b)    If, after the Closing, Buyer or a Company Group member or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or
(ii) transfer or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, Buyer shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Buyer or a Company Group member, as the case may be, shall assume the obligations set forth in this Section 6.8.

(c)    The provisions of this Section 6.8 shall survive the Closing and each Company Indemnified Person is expressly intended as a third-party beneficiary of this Section 6.8.

6.9    Conveyances. Not less than 3 Business Days before the Closing Date, Seller shall have delivered to 1979 LP such assignments of the Conveyance Assets in the form of the Conveyances attached as Exhibits E-1, E-2 and E-3 hereto, each of which Conveyances shall be duly and validly executed by the applicable assignor thereto, assigning such Conveyance Assets to 1979 LP, and shall have caused a copy of same to be filed for recording in the applicable real property records to reflect title to the Conveyance Assets in the name of 1979 LP. Seller will promptly deliver an as-filed copy of same to Buyer promptly after receipt of such copy from the applicable real property filing offices.

6.10    Lock-up Agreement. During the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), if Buyer undertakes an Equity Offering of shares of its Class A Common Stock to raise all or any portion of the Cash Consideration and the underwriter(s) of such offering request a customary lock-up agreement from Diamondback Energy, Inc. (“FANG”) in connection with such proposed offering with respect to its Class A Common Stock, then FANG will enter into such a lockup agreement in a form mutually acceptable to FANG and such underwriter(s), provided that (i) the time period for which the restriction on trading of FANG’s shares set forth in such lockup agreement shall not exceed 60 days without FANG’s approval and shall not be any longer than any lock-up period agreed to by any other locked up persons (including directors and officers) and (ii) the lockup agreement will fallaway with respect to FANG to the extent that any other locked up persons (including directors and officers) are released.
6.11    Section 16 Matters. Prior to the Closing Date, Parent and Seller shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12    Conversion of 1979 GP. Prior to the Closing Date, Seller shall have caused 1979 GP to be merged with and into a newly formed, wholly owned limited liability company subsidiary of Seller with such entity continuing as the surviving entity of such merger (the “GP Conversion”). As a result of the GP Conversion, 1979 GP will be treated as an entity disregarded from its owner for U.S. federal income Tax purposes.
6.13    Cooperation with Equity Offering.

(a)    Parent intends to conduct an Equity Offering prior to the Closing to raise all or a portion of the Cash Consideration. In connection with the foregoing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide customary cooperation in connection with Buyer consummating such an Equity Offering as may be reasonably requested in writing by Buyer or Parent and at Buyer or Parent’s sole cost and expense, including making available to Buyer such documentation and information regarding the

Company Assets and business as is reasonably requested in writing by Buyer to facilitate such an Equity Offering, provided that all historical financial and other information relating to the Seller, Company Group and the Company Assets, in each case, will be limited to financial and other information that is customarily included in relation to similar equity offerings and that is customarily prepared by Seller and its Subsidiaries.
(b)    Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably disrupt or interfere with the ongoing business or operations of the Seller, the Company Group or their respective Affiliates, (ii) neither Seller, the Company Group or their respective Affiliates shall be required to bear any cost or out-of-pocket expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with any actions described in this Section 6.13, and (iii) Seller, the Company Group and their respective Affiliates shall not be obligated to provide any information which (A) would result in the loss or waiver of any attorney-client privilege or (B) would contravene any applicable Law.

(c)    Parent and Buyer shall indemnify, defend and hold harmless each of Seller, the Company Group and their respective Affiliates (each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their performance of their respective obligations under this Section 6.13 and the provision of any information utilized in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by an Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Buyer Parties shall, promptly upon written request of an Indemnified Party, reimburse such Indemnified Party for all reasonable and documented out-of-pocket fees, costs and expenses incurred by such Indemnified Party in connection with the cooperation required by this Section 6.13.
(d)    The Buyer Parties acknowledge and agree that completing the Equity Offering contemplated by this Section 6.13 is not a condition to their obligations under this Agreement. If such Equity Offering has not been completed, the Buyer Parties shall, subject to the terms and conditions of this Agreement, continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfilment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.
ARTICLE 7
Tax Matters
7.1    Responsibility for Filing Tax Returns and Paying Taxes.

(a)    Seller shall cause the Company Group to prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to Flow-Through Income Taxes of the Company Group that relate to any Tax period ending on or prior to the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Flow-Through Returns”).

(b)    Seller shall prepare and file (or cause to be prepared and filed) all Seller Consolidated Returns, and shall pay or shall cause its Affiliates (other than members of the Company Group) to pay all Taxes imposed on or with respect to any Seller Consolidated Group. Seller shall cause all such Tax Returns with respect to Texas franchise Taxes imposed on any Seller Consolidated Group for any taxable period to be prepared in accordance with the terms of the DBE/Viper Tax Sharing Agreement. Buyer shall pay to Seller the amount of any Company Taxes (limited to clause (b) of such definition) with respect to such Seller Consolidated Return that are allocable to the portion of the Straddle Period beginning on the Effective Time (determined in accordance with Section 7.2(b)(iv)) to the extent not accounted for in the adjustments to the Purchase Price made pursuant to Section 2.3 or Section 2.7, as applicable, in accordance with the terms of the DBE/Viper Tax Sharing Agreement.

(c)    After the Closing Date, Buyer shall (a) be responsible for paying any Company Taxes for any (i) Tax period that ends before the Effective Time or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns (other than any Pre-Closing Flow- Through Returns and any Seller Consolidated Returns) required to be filed after the Closing Date with respect to such Company Taxes, (b) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.

(d)    The Parties agree that (i) this Section 7.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Company Taxes are filed and the Company Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 7.1 shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 7.1, which shall be borne by Buyer).
7.2    Allocation of Taxes.

(a)    Seller shall be allocated and bear all Company Taxes for (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Company Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Straddle Period beginning at the Effective Time.
(b)    For purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes in connection with the application of Section 2.3(f) and Section 2.3(g) and the allocation of tax refunds pursuant to Section 7.6, (i) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than Company Taxes described in clause (iii) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (ii) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clause (i) or clause (iii)) shall be allocated based on transactions giving rise to such Company Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility);
(iii) Company Taxes that are ad valorem, property or other Company Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility) and (iv) Company Taxes that are Income Taxes payable by any Company Group member with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (1) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (2) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax. For avoidance of doubt, Texas franchise Taxes of the Seller Consolidated Group based on the operation and activities of the Company Group Members for periods including and beginning on the Effective Time shall be allocated pursuant to clause (iv) of this Section 7.2(b).

(c)    To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.3, Section 2.4 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of an Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Purchase Price as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the applicable other Party to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under this Section 7.2.
7.3    Transfer Taxes. Buyer and Seller shall each be responsible for and shall pay fifty percent (50%) of (a) any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Company Assets to Buyer. Buyer shall indemnify Seller from and against fifty percent (50%) of all such Transfer Taxes and filing and recording fees and expenses, and Seller shall indemnify Buyer from and against fifty percent (50%) of all such Transfer Taxes and filing and recording fees and expenses. Buyer and Seller shall cooperate to minimize, to the extent permitted by applicable Law, the amount of any such Transfer Taxes.
7.4    Cooperation. Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding, in each case, with respect to Taxes attributable to the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer agrees (a) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, allow Seller to take possession of such books and records.

7.5    Post-Closing Covenants. Without the prior written consent of Seller (which will not be unreasonably withheld), Buyer shall not (a) extend or waive the applicable statute of limitations with respect to Company Taxes for a Pre-Effective Time Tax Period or Straddle Period; (b) file any ruling or request with any taxing authority with respect to Company Taxes or related Tax Returns for a Pre-Effective Time Tax Period or Straddle Period; (c) enter into any voluntary disclosure with any taxing authority with respect to Company Taxes or related Tax Returns for a Pre-Effective Time Tax Period or Straddle Period; (d) amend any Tax Return with respect to Company Taxes for a Pre-Effective Time Tax Period or Straddle Period; (e) settle or compromise any audit, examination, Proceeding or proposed adjustments with respect to Company Taxes for a Pre-Effective Time Tax Period or Straddle Period; (f) make any Tax election that relates to, or is retroactive to, a Pre-Effective Time Tax Period or Straddle Period with respect to Company Taxes; (g) surrender any right to claim a material refund, credit or similar Tax benefit related to Company Taxes for a Pre-Effective Time Tax Period or Straddle Period; (h) take any actions outside of the ordinary course of business that would reasonably be expected to increase any liability of Sellers in respect of Taxes; or (i) take any action with respect to any Flow-Through Income Taxes of the Company Group that relate to any Tax period ending on or prior to the Closing Date.
7.6    Refunds. Seller shall be entitled to any refunds with respect to any Company Taxes for which Seller is allocated under Section 7.2, and Buyer shall be entitled to any refunds with respect to any Company Taxes for which Buyer is allocated under Section 7.2. If a Party or its Affiliates receives a refund of Company Taxes to which the other Party is entitled pursuant to this Section 7.6, such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.
7.7    Tax Contests.

(a)    If, after the Closing Date, any Party receives notice of an audit or administrative or judicial Proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to any taxable period ending on or prior to the Effective Time or any Straddle Period (in each case, a “Company Tax Contest”), such Party shall notify the other applicable Party within 10 Business Days of receipt of such notice. Buyer shall control any Company Tax Contest; provided, however, that Seller shall have the option to assume control, in lieu of Buyer, of any Company Tax Contest; provided, further, that Seller shall automatically control any Company Tax Contest related to a Seller Consolidated Return. Seller may exercise such option by providing written notice to Buyer within 10 Business Days of receiving notice of such a Company Tax Contest. The Party that is in control of any Company Tax Contest pursuant to the terms of this Section 7.7 shall (i) keep the non-controlling Party reasonably informed of the progress of such Company Tax Contest, (ii) permit the non-controlling Party (or the non- controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Company Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Company Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    If, after the Closing Date, the Buyer (or any Affiliate of the Buyer, including, for the avoidance of doubt, a Company Group member after the Closing) receives notice of an audit or administrative or judicial proceeding with respect to any Flow-Through Income Tax attributable to any Company Group member for a Tax period ending on or prior to the Closing Date (a “Flow-Through Income Tax Contest”), Buyer shall notify Seller within 10 Business Days of receipt of such notice. Seller shall have the right to control any such Flow- Through Income Tax Contest; provided that the Parties agree to use commercially reasonable efforts to make an election under Section 6226 of the Code (and any other similar provision under state, local or foreign Tax law) with respect to any applicable audit or proceeding relating to any Flow-Through Income Tax Contest with respect to any Tax period of any applicable member of the Company Group ending on or before the Closing Date.

(c)    The Buyer shall, and shall cause its Affiliates (including the Company Group after the Closing) to, reasonably cooperate with Seller in connection with any Company Tax Contest and any Flow-Through Income Tax Contest in order to effect the foregoing provisions of this Section 7.7.
7.8    Intended Tax Treatment. The Parties agree that for U.S. federal, state and local Income Tax purposes, (a) the transaction contemplated by this Agreement is intended to be treated as (i) a taxable purchase by Buyer of all the assets held by the Company Group (or any entity disregarded as separate from any member of the Company Group for U.S. federal Income Tax purposes) to the extent of the Cash Consideration and Class B Common Stock, but only to the extent the Cash Consideration and Class B Common Stock is treated as taxable consideration after applying, to the extent permitted by applicable Law, the debt-financed rules of Treasury Regulations § 1.707-5(b), the preformation expenditure exception of Treasury Regulations § 1.707-4(d) and any analogous state or local income tax provision and (ii) as a tax-deferred contribution to Buyer governed by Section 721 of the Code to the extent of the Equity Consideration (other than the Class B Common Stock and (b) the Class B Common Stock shall be treated as having $0 fair market value). The Parties will file all U.S. federal (and applicable state and local) Income Tax Returns consistent with such intention, unless otherwise required by a determination pursuant to Section 1313(a) of the Code or any corresponding provisions of state or local tax law.

ARTICLE 8
Conditions to Closing

8.1    Conditions to Obligations of Buyer to Closing. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) Seller’s and each Company’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) the representations and warranties of Seller made in Article 3 and each Company made in Article 4, other than the Fundamental Representations (disregarding all materiality and Material Adverse Effect qualifications applicable to such representations and warranties) shall be true and correct as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or failures to be true and correct taken collectively would not have, or would not reasonably be expected to have, a Material Adverse Effect; and (iii) Seller and each Company shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Seller or such Company on or before the Closing.

(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.
(c)    HSR Act. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

(d)    Closing Deliverables. Seller and each of the Companies shall be ready, willing, and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller and each such Company under Section 2.6(a).

8.2    Conditions to Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a)    Representations, Warranties and Covenants. (i) The Buyer Fundamental Represenations will be true and correct in all respects (other than de minimis failures to be true and correct) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) all other representations and warranties of the Buyer Parties made in this Agreement will be true and correct in all material respects as of the Execution Date and as of the

Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) the Buyer Parties shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or make illegal the consummation of the Closing.

(c)    HSR Act. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

(d)    Closing Deliverables. The Buyer Parties shall be ready, willing, and able to deliver to Seller at the Closing the documents and items required to be delivered by the Buyer Parties under Section 2.6(b) and Section 2.6(c).

(e)    Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(f)    Exchange Listing. The Class A Common Stock to be issued upon the exchange of the Equity Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
ARTICLE 9
Title Matters; Consent Matters
9.1    Title Diligence Period; Title Defect Notices.

(a)    Subject to the terms and conditions set forth in this Agreement, during the period from the Execution Date until 5:00 P.M. Central Standard Time on March 25, 2025 (the “Title Diligence Period”), Buyer shall be entitled to conduct, or cause to be conducted, customary title due diligence on the Oil and Gas Assets at the sole cost, risk and expense of Buyer.

(b)    Buyer shall deliver to Seller, as soon as reasonably practicable after identifying any alleged Title Defect with respect to the Oil and Gas Assets, but no later than the end of the Title Diligence Period, Notice of such Title Defect in accordance with this Section 9.1(b) (a “Title Defect Notice”). To be effective, any Title Defect Notice delivered pursuant to this Section 9.1(b) shall be delivered to Seller in writing before the expiration of the Title Diligence Period and include (i) a description in reasonable detail of the alleged Title Defect and the affected Oil and Gas Asset(s) (including, if applicable, each DSU subject to such alleged Title Defect), and the basis for such Title Defect, (ii) the Allocated Value of each affected DSU or Subject Well, as applicable, as well as the alleged Title Defect Amount (which in no event shall be greater than the Allocated Value for the affected DSU on an 8/8ths basis or the affected

Subject Well, as applicable), (iii) if the Title Defect affects a DSU, then (1) the number of NRAs associated with each affected DSU on a gross 8/8ths basis, and (2) the number of NRAs associated with such DSU that are affected by such Title Defect on an individual 8/8ths basis net to Company Group’s interests, (iv) if the Title Defect affects a Subject Well, then the Net Revenue Interest for such Subject Well (v) the computations for such Title Defect Amount and
(vi) supporting documentation (including copies of any acquisition title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documentation, reports or data) reasonably necessary for Seller to verify the existence of such asserted Title Defect, to the extent in Buyer’s, its Representative’s or Affiliate’s possession. If any such notice is not delivered during the Title Diligence Period, Buyer shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price. Notwithstanding anything to the contrary, an alleged failure to comply with subsections (i) through (v) of the second sentence of this Section 9.1(b) shall not cause any Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect Notice substantially complies with this Section 9.1(b). As used in this Agreement, “Net Allocated Value” means, with respect to each Fee Mineral Interest, NPRI, or ORRI within a DSU set forth on Exhibit A-1, the Dollar value product of (i) the Dollar amount set forth on Schedule AV for such DSU, multiplied by (ii) a fraction (1) the numerator of which is the NRAs attributable to the applicable Fee Mineral Interest, NPRI or ORRI within such DSU and (2) the denominator of which is the NRAs attributable to the DSU. Seller and Buyer have accepted such Allocated Values set forth on Schedule AV for purposes of determining any Title Defect Amounts but otherwise make no representation or warranty as to the accuracy of such values; provided, however, with respect to any Title Defect covering multiple DSUs, the Parties agree that the “Allocated Value” for such Title Defect shall be determined separately (without duplication) for each such DSU subject to such Title Defect.

(c)    To give Seller the opportunity to commence reviewing and curing Title Defects asserted by Buyer, Buyer shall give Seller, on or before the end of every calendar week period during the Title Diligence Period, Notice of all alleged Title Defects discovered by Buyer (including its Affiliates, consultants or Representatives) during the preceding calendar week, which may be preliminary in nature and supplemented prior to the expiration of the Title Diligence Period; provided, however, that failure to deliver any such preliminary Notice shall not be deemed to waive Buyer’s right to assert a Title Defect on or before the expiration of the Title Diligence Period.
9.2    Remedies for Title Defects. Upon the receipt of a valid Title Defect Notice, Seller may elect in writing as a resolution of the Title Defect to cause the Company Group to exclude from the transactions contemplated by this Agreement any Oil and Gas Asset affected by an asserted Title Defect if the Title Defect Amount alleged by Buyer in connection with such Title Defect equals or exceeds 100% of the Net Allocated Value of the applicable Oil and Gas Asset affected by such Title Defect. If Seller makes such election, then such Oil and Gas Asset will be deemed an Excluded Asset for all purposes under this Agreement, and the Purchase Price shall be reduced by an amount equal to the Net Allocated Value of such Excluded Asset. For the avoidance of doubt, if Seller elects to exclude any such property, neither the Title Defect Amount relating to such Title Defect nor the Net Allocated Value of such Excluded Asset will be counted towards the Title Deductible. Notwithstanding the foregoing, Seller may contest any asserted

Title Defect or Buyer’s good faith estimate of the Title Defect Amount as described in Section 9.3 and may seek to cure any asserted Title Defect as described in Section 9.2(a).
(a)    To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 9.1, then, subject to the Title De Minimis Amount and Title Deductible and Seller’s right to exclude such Oil and Gas Asset in accordance with this Section 9.2, Seller may, on or before three (3) Business Days before the Closing Date, by giving Notice to Buyer:

(i)    elect to cure, at Seller’s sole cost, risk, and expense, any Title Defect on or before 120 days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Amount by a Title Arbiter pursuant to Section 9.3, as applicable (the “Title Defect Cure Period”), in which case, such Oil and Gas Asset will be conveyed to Buyer at the Closing;

(ii)    notify Buyer that Seller does not intend to cure such Title Defect, in which case, such Oil and Gas Asset will be conveyed to Buyer at the Closing, and, subject to the limitations set forth in Section 9.4(h), the Purchase Price will be adjusted downward in an amount equal to the Title Defect Amount for such Oil and Gas Asset; or

(iii)    if and only if Buyer, in its sole discretion, agrees to this remedy in writing (which approval may be given only if same is approved in advance by the Audit Committee), then Seller shall indemnify Buyer against all Losses resulting from such Title Defect with respect to such Oil and Gas Asset pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.
Notwithstanding the foregoing provisions of this Section 9.2(a), if Seller fails to elect a remedy prior to the third Business Day before the Closing Date, Seller shall be deemed to have elected the remedy described in Section 9.2(a)(i). An election by Seller to cure a Title Defect shall be without prejudice to its rights under Section 9.3 and shall not constitute an admission against interest or a waiver of Seller’s rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Seller elects to cure a Title Defect and (A) actually cures the Title Defect prior to the Closing, then the Oil and Gas Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or (B) does not cure the Title Defect prior to the Closing, unless Seller has elected to cause such Oil and Gas Asset (x) to be excluded from the transactions contemplated by this Agreement pursuant to the first sentence of this Section 9.2 and (y) to be included on the Assignment of Excluded Assets delivered at Closing, then Seller shall nevertheless convey the affected Oil and Gas Asset to Buyer at Closing, and Buyer shall pay into the escrow account created pursuant to the Escrow Agreement (the “Defect Escrow Account”) an amount in cash equal to the alleged Title Defect Amount for such Oil and Gas Asset. Subject to the Parties’ rights to dispute Title Defect matters under Section 9.3, (1) if Seller is able to cure (in whole or in part) a Title Defect within the Title Defect Cure Period, then within 3 Business Days of such cure, Buyer and Seller shall deliver documentation to the Escrow Agent required to release to Seller from the Defect Escrow

Account an amount equal to the associated Title Defect Amount (or portion of such amount) for such cured Title Defect, and (2) if Seller is not able to fully cure a Title Defect within the Title Defect Cure Period, then within 3 Business Days following the end of the Title Defect Cure Period, Buyer and Seller shall deliver documentation to the Escrow Agent required to release to Buyer and Seller, if applicable in the event of a partial cure, from the Defect Escrow Account an amount equal to the associated Title Defect Amount (or portion of such amount) for such Title Defect owing to such Party or Parties, as applicable.
9.3    Resolution of Disputed Title Defects.

(a)    Seller and Buyer shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. If a disputed Title Defect or Title Defect Amount cannot be resolved (x) prior to Closing or (y) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, prior to the end of the Title Defect Cure Period, then in each case, any Party may submit any such disputed Title Defects or Title Defect Amounts to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 9.3(c) by providing a Notice to the other Party of such disputed Title Defects or Title Defect Amounts (a “Title Dispute Notice”) no later than 10 Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable. If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 9.3(a), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.
(b)    If a disputed Title Defect or Title Defect Amount cannot be resolved prior to Closing, except as otherwise provided in this Agreement, the Oil and Gas Asset affected by such Title Defect shall, subject to Seller’s right to cause the affected Oil and Gas Assets to be excluded under Section 9.2, nevertheless be conveyed to Buyer at the Closing and Buyer shall pay into the Defect Escrow Account an amount in cash equal to the alleged Title Defect Amount for such Oil and Gas Asset. No later than 3 Business Days following the final determination of any disputed Title Defect or Title Defect Amount by the Parties or by the Title Arbiter in accordance with the procedures set forth in Section 9.3, as applicable, the Parties shall deliver documentation to the Escrow Agent required to release from the Defect Escrow Account the amounts so determined to be owed to either Party with respect to such disputed matter, which amounts shall be subject to the Title De Minimis Amount and the Title Deductible.
(c)    If a Party validly submits a Title Dispute Notice under Section 9.3(a), then the Parties shall submit each such unresolved dispute to a neutral Third Party title attorney with at least 10 years’ experience rendering oil and gas title opinions in the state in which the applicable Oil and Gas Assets are located (each such Person, a “Title Arbiter”). Unless otherwise agreed by the Parties, all disputed Title Defect matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration Proceeding. The Title Arbiter(s) shall be selected by mutual agreement of the Parties, or absent such agreement, within 10 Business Days of becoming aware that such agreement cannot be made as to the selection of a Title

Arbiter, then the Parties shall each select a Third Party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within 10 Business Days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the 10-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either Party regarding the determination of the underlying dispute. The place of arbitration shall be Midland, Texas, and any arbitration Proceeding pursuant to this Section 9.3(c) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 9.3(c). The Parties, within 10 Business Days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each disputed matter. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Title Defect Amount of each Title Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be requested by the Parties to be delivered not more than 20 days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The Parties shall reasonably cooperate with each Title Arbiter during the term of its engagement. In deciding any matter, the Title Arbiter (i) shall be bound by the provisions of this Section 9.3 and the related definitions and (ii) shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Dispute Notice. The cost of any arbitration (including the fees and expenses of the Title Arbiter) under this Section 9.3 shall be borne one-half by Seller and one-half by Buyer; provided, however, that each Party shall bear its own fees and expenses incurred in connection with such arbitration.
9.4    Title Defect Amounts; Limitations. The reduction in the Allocated Value of a DSU or Subject Well resulting from a Title Defect (the “Title Defect Amount”) shall be determined as follows:

(a)    if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(b)    if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company Group’s interest in the affected Oil and Gas Asset;
(c)    if the Title Defect represents a discrepancy between (A) the actual NRAs for any DSU as to a particular Target Formation, and (B) the NRAs stated on Exhibit A-1 for such DSU at such Target Formation, then the Title Defect Amount shall be the product of (x) the Allocated Value of such DSU at such Target Formation set forth on Exhibit A-1, multiplied by
(y) a fraction (1) the numerator of which is the difference between (X) the NRAs for such DSU at such Target Formation as stated on Exhibit A-1, and (Y) the actual NRAs held by the

Company Group for such DSU at such Target Formation and (2) the denominator of which is the NRAs stated on Exhibit A-1 for such DSU at such Target Formation; provided that if the Title Defect does not affect the DSU throughout its entire productive life, the Title Defect Amount determined under this Section 9.4(c) shall be reduced to take into account the applicable time period only;
(d)    if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction (1) the numerator of which is the difference between (X) the Net Revenue Interest for such Well as stated on Exhibit A-2, and (Y) the actual Net Revenue Interest for such Well and (2) the denominator of which is the Net Revenue Interest set forth on Exhibit A-2 for such Well; provided that if the Title Defect does not affect the Well throughout its entire productive life, the Title Defect Amount determined under this Section 9.4(d) shall be reduced to take into account the applicable time period only;

(e)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Oil and Gas Asset of a type not described in clause (a), clause (b), clause (c) or clause (d) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected DSU or Subject Well, as applicable, the portion of such DSU or Subject Well, as applicable, adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Oil and Gas Assets, the values placed upon the asserted Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;
(f)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount or adjustment to the Base Purchase Price under this Agreement;

(g)    in no event shall the total Title Defect Amount related to a particular Oil and Gas Asset within a DSU exceed the Net Allocated Value of such Oil and Gas Asset as to such DSU; and

(h)    notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Purchase Price and Buyer shall not be entitled to any further remedy under this Article 9 (i) with respect to any individual Title Defect having a Title Defect Amount less than $350,000 (the “Title De Minimis Amount”) and (ii) with respect to any Title Defects which exceed the Title De Minimis Amount, until the sum of all such Title Defect Amounts exceeds 1.5% of the Base Purchase Price, and then only to the extent such amounts (excluding all Title Defect Amounts (1) attributable to Title Defects cured by Seller or (2) in respect of Oil and Gas Assets that are retained by Seller pursuant to Section 9.2) actually exceed, in the aggregate, 1.5% of the Base Purchase Price (the “Title Deductible”). For the avoidance of doubt, if Seller elects to cure any Title Defect in accordance with Section 9.2, the Title Defect Amount relating to such Title Defect will not be counted towards the Title Deductible unless Seller is unable to cure such Title Defect during the Title Defect Cure Period. Nevertheless, Buyer shall pay such Title Defect Amount into the Defect Escrow Account in accordance with Section 9.2. For the avoidance of doubt, the Title De Minimis Amount shall be applied on a DSU-by-DSU or Subject Well-by-Subject Well basis; provided, however, that if a single Title Defect affects more than one DSU or Subject Well, the Title Defect Amount shall be deemed to meet the Title De Minimis Amount if the aggregate sum of the Title Defect Amounts for all DSUs and Subject Wells affected by such single Title Defect, or such single event or condition resulting in the Title Defect, meets or exceeds the Title De Minimis Amount.
9.5    Title Benefits; Title Benefit Amounts.

(a)    Title Benefit Notice. If Seller, the Companies or their Representatives discover any Title Benefit on or before the expiration of the Title Diligence Period, Seller shall deliver a Notice to Buyer as soon as practicable after such discovery, but in any case, prior to the expiration of the Title Diligence Period, which shall include(i) a description of the Title Benefit,(ii) the Oil and Gas Asset affected, (iii) the Allocated Value of the DSU or the Subject Well subject to such Title Benefit on an 8/8ths basis, (iv) if the Title Benefit affects a DSU, then (1) the number of NRAs associated with the DSU subject to such alleged Title Benefit on a gross 8/8ths basis, and (2) the NRAs attributable to each such DSU that is allegedly subject to such Title Benefit on an individual 8/8ths basis net to Company Group’s interests in such DSU, (v) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (vi) the amount by which Seller, the Companies or their Representatives reasonably believe the Allocated Value of such DSU or Subject Well is increased by such Title Benefit, and the computations and information upon which Seller’s, such Company’s or their Representatives’ belief is based to the extent in such Person’s possession or reasonable control. Notwithstanding anything in this Agreement to the contrary, Seller forever waives, and Buyer shall have no liability for, Title Benefits not asserted by a Notice meeting all of the requirements set forth in the preceding sentence on or before the expiration of the Title Diligence Period.
(b)    Title Benefit Amount. With respect to each DSU or Subject Well, as applicable, affected by a Title Benefit reported pursuant to this Agreement, an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such DSU or Subject Well, as applicable, caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Amounts in accordance with the terms of Section 9.4(a) through (e), mutatis mutandis, subject to the last sentence of this Section 9.5(b)) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer or Seller shall have the right to elect to have such Title Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 9.3, mutatis mutandis. Notwithstanding anything in this Agreement to the contrary any Title Benefit Amounts shall only increase the Purchase Price to the extent such Title Benefit Amounts offset Title Defect Amounts (if any) but shall not otherwise increase the Purchase Price to the extent that any Title Benefit Amount exceeds any Title Defect Amounts.
9.6    Termination Procedures. In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 10.1(h), Seller or Buyer may, prior to giving effect to Section 10.1(h), as applicable, elect to submit all disputed Title Defects and Title Defect Amounts to the Title Arbiter in accordance with the procedures set forth in

Section 9.3; provided that notwithstanding anything to the contrary in Section 9.3, such Proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.3(d) in respect of any disputed Title Defects and Title Defect Amounts asserted by Buyer in good faith would, when taken together with all other finally determined Title Defect Amounts, trigger the termination right under Section 10.1(h). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Arbiter in accordance with this Section 9.6, neither Party may terminate this Agreement pursuant to Section 10.1(h) until final resolution of such arbitration unless the termination right under Section 10.1(h) would otherwise apply solely by virtue of the exclusion of any Oil and Gas Asset pursuant to Section 9.2.
9.7    Consents. Seller shall use commercially reasonable efforts to promptly prepare and send notices to any Third Party holders (excluding Governmental Authorities, which are addressed elsewhere in this Agreement) of any consents to assignment of its interest in any Oil and Gas Assets requesting applicable consents that would be triggered by the transactions contemplated by this Agreement and of which Seller has Knowledge. Seller shall notify Buyer prior to Closing of all such consents that have not been granted and the Oil and Gas Assets to which they pertain.

9.8    Acceptance of Title Condition; Sole and Exclusive Remedy. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE FULLY INSPECTED THE COMPANY ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE COMPANY ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER OR THE COMPANY GROUP WITH RESPECT TO SELLER’S OR THE COMPANY GROUP’S TITLE AND RIGHTS TO THE COMPANY ASSETS AND OTHERWISE IN CONNECTION WITH TITLE MATTERS TO THE COMPANY ASSETS ARE SET FORTH IN THE SPECIFIED REPRESENTATIONS AND IN THIS ARTICLE 9, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO TITLE TO THE COMPANY ASSETS (A) PRIOR TO THE CLOSING, SHALL BE AS SET FORTH IN THIS ARTICLE 9 AND (B) FROM AND AFTER THE CLOSING, SHALL BE SUBJECT TO ANY LIMITATIONS CONTAINED IN THIS AGREEMENT.
ARTICLE 10
Termination

10.1    Termination.    At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned:
(a)    by the mutual consent of the Buyer Parties and Seller as evidenced in writing signed by Buyer and Seller;

(b)    by the Buyer Parties, upon Notice to Seller, if there has been a material breach by Seller or the Companies of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement set forth in Section 8.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller or the Companies within 10 days after delivery of a Notice of such breach from Buyer;

(c)    by Seller, upon Notice to the Buyer Parties, if there has been a material breach by the Buyer Parties of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated by this Agreement set forth in Section 8.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Buyer Parties within 10 days after delivery of a Notice of such breach from Seller;

(d)    by either the Buyer Parties or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)    by either the Buyer Parties or Seller, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by June 25, 2025 (the “Outside Date”);

(f)    by Seller, upon Notice to the Buyer Parties, if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote was taken;
(g)    by Seller’s Representative at any time after the day that is 3 Business Days following the Execution Date, if Buyer has not delivered the Performance Deposit into the escrow account contemplated by the Escrow Agreement prior to Seller’s delivery of a termination notice pursuant to this Section 10.1(g); or

(h)    subject to Section 9.6, (i) by Seller, upon Notice to the Buyer Parties, if the aggregate adjustments to the Closing Payment pursuant to Section 2.3(d) and Section 2.3(e) exceed 20% of the Base Purchase Price and (ii) by the Buyer Parties, upon Notice to Seller, if the aggregate adjustments to the Closing Payment pursuant to Section 2.3(d) and Section 2.3(e) exceed 20% of the Base Purchase Price.
Notwithstanding the foregoing provisions of this Section 10.1, (x) the Buyer Parties may not terminate this Agreement under Section 10.1(b) or Section 10.1(e) at any time when the Buyer Parties are in material breach of this Agreement, (y) Seller may not terminate this Agreement under Section 10.1(c) or Section 10.1(e) at any time when Seller is in material breach of this Agreement.

10.2    Effect of Termination. In the event of any termination of this Agreement, other than as set forth in this Section 10.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 10.2, Section 6.4 and Article 12 shall survive the termination of this Agreement, along with defined terms in Section 1.1 to the extent applicable to such provisions, and shall be enforceable by the Parties) and (b) there shall be no liability or obligation on the part of the Buyer Parties or Seller to any other Party with respect to this Agreement.
10.3    Remedies for Termination.
(a)    If (i)(A) Seller has the right to terminate this Agreement pursuant to Section 10.1(c), or (B) either Party has the right to terminate this Agreement under Section 10.1(e) if, at such time, Seller could have terminated this Agreement under Section 10.1(c) (without regard to any cure periods contemplated in Section 10.1(c)); and (ii) Seller has performed or is ready, willing and able to perform all of its respective agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then Seller shall have the right to elect to (1) terminate this Agreement, in which case the Parties shall execute and deliver a joint instruction to Escrow Agent within 3 Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Seller as liquidated damages and not as a penalty, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if Seller seeks specific performance pursuant to the preceding clause
(2) but is unable to recover therefor from a court of competent jurisdiction, Seller may thereafter elect to terminate this Agreement and receive the Performance Deposit (together with any interest accrued thereon) as liquidated damages pursuant to clause (1). Upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Target Interests, the Company Group and the Company Assets and to sell, transfer, encumber or otherwise dispose of the Target Interests, the Company Group and the Company Assets to any Person without any restriction under this Agreement. Buyer waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Seller, and the Buyer Parties agree not to challenge any such equitable relief sought in accordance with this Section 10.3(a). The Parties agree that, should Seller elect the option in clause (1) of this Section 10.3(a) the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.
(b)    If (i)(A) the Buyer Parties have the right to terminate this Agreement under Section 10.1(b), or (B) either Party has the right to terminate this Agreement under Section 10.1(e) if, at such time, the Buyer Parties could have terminated this Agreement under Section 10.1(b) (without regard to any cure periods contemplated in Section 10.1(b)); and (ii) the Buyer Parties have performed or is ready, willing and able to perform all of its agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then the Buyer Parties shall have the right to elect to (1) terminate this Agreement, in which case (A) the Parties shall execute and deliver a joint instruction to Escrow Agent within 3 Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Buyer and (B) the Buyer Parties may recover from Seller their documented out-of-pocket costs and expenses paid in connection with the negotiation of this Agreement and the transactions contemplated hereby, including brokers’, agents’, advisors’ and attorneys’ fees in an amount not to exceed the amount of the Performance Deposit, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if the Buyer Parties seek specific performance pursuant to the preceding clause (2) but are unable to recover therefor from a court of competent jurisdiction, the Buyer Parties may thereafter elect to terminate this Agreement and receive the Performance Deposit (together with any interest accrued thereon). Seller waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Buyer, and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 10.3(b).
(c)    If this Agreement is terminated for any reason other than those set forth in Section 10.3(a) and Section 10.3(b), then (i) the Parties shall have no liability or obligation under this Agreement as a result of such termination, (ii) Seller shall, within 5 Business Days of the date this Agreement is terminated, return (or shall instruct the Escrow Agent to return) the Performance Deposit (together with any accrued interest) to Buyer free and clear of any claims by Seller with respect to the Performance Deposit, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Target Interests, the Company Group and the Company Assets and to sell, transfer, encumber or otherwise dispose of the Target Interests, the Company Group and the Company Assets to any Person without any restriction under this Agreement.

(d)    Upon termination of this Agreement, (i) the Buyer Parties shall return to Seller or destroy (at the option of the Buyer Parties) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Company Group and the Company Assets and (ii) an officer of Parent shall certify the Buyer Parties compliance with preceding Section 10.3(d)(i) to Seller in writing.
ARTICLE 11
Indemnification

11.1    Seller’s Indemnification. Upon the consummation of the Closing, Seller agrees to pay, defend, indemnify, reimburse and hold harmless Buyer, its Affiliates and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following, to the extent related to the Company Assets:

(a)    any breach of or inaccuracy or default in any representation or warranty of Seller set forth in Article 3 or the Companies set forth in Article 4;
(b)    failure by (i) Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Article 10 of this Agreement, or (ii) the Companies to perform any covenant or obligation set forth in this Agreement which is to be performed prior to Closing and is not cured as provided in Article 10 of this Agreement;

(c)    Seller Taxes;

(d)    any of the Excluded Assets held by Seller; and

(e)    the Proceedings set forth on Schedule 3.4 or Schedule 4.4 or which should have been set forth on such Schedule for such representation to be true and correct.
11.2    Buyer’s Indemnification. Upon the consummation of the Closing, Buyer agrees to pay, defend, indemnify, reimburse and hold harmless Seller, its Affiliates and its respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:

(a)    any breach of or inaccuracy or default in any representation or warranty of Buyer set forth in this Agreement; and

(b)    any failure by Buyer to perform any covenant or obligation set forth in this Agreement, which is not cured as provided in Article 10 of this Agreement.
11.3    Indemnification Procedures.

(a)    If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) has suffered or incurred any Loss and seeks indemnification under this Article 11, the Indemnified Party shall so notify the Party from whom indemnification is sought (such Party, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought under this Agreement, the amount estimated of such Loss (if known or reasonably capable of estimation), and a method of computation of such Loss, all with reasonable particularity and containing a reference to one or more provisions of this Agreement in respect of such Loss (the “Indemnification Notice”); provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period.
(b)    In the event that any claim, demand, or cause of action is brought by a Third Party for which an Indemnifying Party may be liable to an Indemnified Party under this Agreement or any Proceeding is commenced by a Third Party involving such claim, demand or cause of action (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event if practicable within 30 days after receiving written notice of such Third Party Claim, deliver to the Indemnifying Party an Indemnification Notice informing the Indemnifying Party of such Third Party Claim (the “Claim Notice”). The failure of any Indemnified Party to deliver a Claim Notice promptly shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period. The Indemnifying Party shall have 30 days (or such shorter period if the nature of the claim so requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim at its sole cost and expense. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such matter): (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the material developments in the Third Party Claim at all stages therefor and promptly submit to the Indemnified Party copies of all legal documents received or filed in connection therewith and (C) the Indemnifying Party shall not consent to any settlement without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (2) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim that the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense, and settlement of such Third Party Claim (but shall not be required to bring counter- claims or cross-claims against any Person). The applicable Indemnified Parties shall collectively be entitled to participate in any such defense with one separate counsel (plus one appropriate local counsel in any applicable jurisdiction) reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary. Notwithstanding anything to the contrary in this Section 11.3, the Indemnifying Party shall not be entitled to defend, assume or continue to assume the defense or settlement or, or to consent to the settlement or compromise of, any Third Party Claim (which in each case, shall be controlled solely by the Indemnified Party unless otherwise consented to in writing by the Indemnified Party) if (x) the claim seeks injunctive or equitable relief against the Indemnified Party or (y) the claim relates to a criminal action or involves claims by a Governmental Authority.
(c)    If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise, discharge or any Proceeding that is entered into without its prior consent. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party, other than for reasonable out-of-pocket expenses of the Indemnified Party) that are reasonably available to such party and reasonably required in connection with the defense against a Third Party of any indemnification claim brought under this Article 11 (but excluding any documents subject to attorney-client privilege or relating to any dispute between the Parties as to the availability of indemnification under this Agreement).

The Indemnified Party, the Indemnifying Party and each of their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.
(d)    Buyer and Seller agree to treat any indemnity payments made pursuant to this Article 11 as adjustments to the Purchase Price for U.S. federal and applicable state income Tax purposes except to the extent otherwise required by Law.
(e)    Any indemnification with respect to any claim pursuant to this Article 11 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable indemnitee within 10 Business Days after a final determination of such claim.

(f)    To the extent the provisions of this Section 11.3 are inconsistent with Section 7.7, Section 7.7 shall control.
11.4    Certain Limitations on Indemnity Obligations.

(a)    Except for breaches of the Fundamental Representations, the representations and warranties set forth in Section 4.7 and in Section 4.22, and any indemnification rights related to such representations and warranties, no individual claim of Buyer or the Buyer Indemnified Parties pursuant to Section 11.1(a) shall be made under this Agreement until such individual claim exceeds an amount equal to $100,000 (the “Individual Claim Threshold”), and then only to the extent the aggregate amount of such claims in excess of the Individual Claim Threshold exceeds 1.5% of the unadjusted Purchase Price (the “Indemnity Deductible”). Except for breaches of the Fundamental Representations or the representations and warranties set forth in Section 4.7 or in Section 4.22 and any indemnification rights related to such representations and warranties, the Seller’s obligations under Section 11.1(a) shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds the Indemnity Deductible. For the avoidance of doubt, any claim or claims for indemnification rights with respect to any of clauses (b) through (e) of Section 11.1 shall not be subject to the Individual Claim Threshold or Indemnity Deductible.
(b)    Except for breaches of the Fundamental Representations, the representations and warranties set forth in Section 4.7 and in Section 4.22, and any indemnification rights related to such representations and warranties, in no event will Seller’s aggregate liability under Section 11.1(a) exceed 15% of the Base Purchase Price. In no event will Seller’s aggregate liability under Section 11.1(a) (including with respect to breaches of the Fundamental Representations, the representations and warranties set forth in Section 4.7 and in Section 4.22, and any indemnification rights related to such representations and warranties) and Section 11.1(c) exceed the Base Purchase Price. For the avoidance of doubt any claim or claims for indemnification rights with respect to any of clauses (b), (d) and (e) of Section 11.1 shall not be subject to any individual or aggregate cap on liability.
(c)    The amount of any indemnification provided under Section 11.1 and Section 11.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies in respect of the applicable Loss.

(d)    Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 9 and Article 10, as applicable, this Article 11 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at the Closing pursuant to Section 2.6(a)(v) or Section 2.6(c)(iv), as applicable, including all Losses relating to title matters (including any Title Defects). Except for the remedies contained in this Article 11 and for the rights of the Parties under Article 9 and Article 10, as applicable, Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership of the Target Interests or the Company Group, or Seller’s indirect ownership of the Company Assets, INCLUDING RIGHTS OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT) OF ANY RELEASED PERSON.
(e)    Notwithstanding anything stated in this Agreement to the contrary, Seller will not have any liability to Buyer or the Buyer Indemnified Parties and Buyer will not have any liability to Seller or the Seller Indemnified Parties under this Article 11 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement.

(f)    Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Seller or Buyer, as applicable.

(g)    Seller shall not be liable for any claim with respect to any breach by Seller of any representation or warranty set forth in Section 4.7 to the extent the applicable Losses are attributable to any Tax allocable to Buyer under Section 7.2, except to the extent such Losses would not have occurred absent Seller’s breach of any representation or warranty in Section 4.7.
11.5    Extent of Indemnification. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 11.1 OR SECTION 11.2, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF

THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.
11.6    Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) Seller’s and Company Group’s Fundamental Representations shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; (b) Seller’s representations and warranties in Section 4.7 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; (c) Seller’s representations and warranties in Section 4.22 shall survive the Closing for 24 months; (d) all of Seller’s and Company Group’s representations and warranties (other than (i) the Fundamental Representations, (ii) the representations and warranties in Section 4.7 and (iii) the representations and warranties in Section 4.22) shall survive the Closing for 12 months; (e) Buyer’s representations and warranties shall survive the Closing indefinitely; (f) all covenants and agreements of the Parties in Article 7 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (g) all other covenants and agreements of the Parties (i) that are required to be performed at or prior to Closing shall survive the Closing for 12 months and (ii) that are required to performed after the Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed in this Agreement. The indemnification obligations in: (w) Section 11.1(a) and Section 11.2(a) shall survive the Closing until expiration of the applicable Party’s representations and warranties in Article 3, Article 4 and Article 5, as set forth in this Section 11.6; (x) Section 11.1(b) and Section 11.2(b) shall survive the Closing until expiration of the applicable Party’s covenants and agreements, as set forth in this Section 11.6; (y) Section 11.1(c) and Section 11.1(e) shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (z) Section 11.1(d) shall survive the Closing for 18 months; provided, however, that the survival period for any indemnification obligations shall be extended as to matters for which a written claim for indemnity has been delivered to the indemnifying Person in accordance with this Agreement on or before the expiration of the applicable survival period (such survival periods, the “Indemnity Termination Date”). Notwithstanding anything to the contrary in this Agreement, Buyer’s recovery under any claim for breaches of the representations and warranties set forth in Section
4.22 shall not exceed the Net Allocated Value of the affected Company Asset.

11.7    Waiver of Right to Rescission. The Parties acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any breach or inaccuracy of any representation, warranty, covenant, or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, following Closing, the Parties each waive any right to rescind this Agreement or any of the transactions contemplated by this Agreement.

11.8    Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from the Company Group’s methodologies for the determination and reporting of any Company Taxes that were utilized on any Tax Return filed prior to the Closing Date for purposes of calculating and reporting Company Taxes on any Tax Return filed on or after the Closing Date, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

ARTICLE 12
Other Provisions

12.1    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):

If to Buyer or the Companies (after Closing), to:
Viper Energy, Inc.
500 West Texas Ave.
Suite 100
Midland, TX 79701

Attn: Austen Gilfillian, Vice President
E-mail: AGilfillian@diamondbackenergy.com

With a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
600 Travis Street
4200 JPMorgan Chase Tower Houston, Texas 77002
Attn: Mike O’Leary or Carl von Merz
E-mail: moleary@huntonak.com; cvonmerz@huntonak.com

If to Seller or the Companies (prior to Closing), to:
Endeavor Energy Resources, L.P.
500 West Texas Ave, Suite 100
Midland, Texas 79701 Attn: Jere Thompson
E-mail: JWThompson@diamondbackenergy.com With a copy (which shall not constitute notice) to:
Endeavor Energy Resources, L.P. 500 West Texas Ave, Suite 100
Midland, Texas 79701 Attn: Matt Zmigrosky
E-mail: MZmigrosky@diamondbackenergy.com With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn: Sean T. Wheeler, P.C.; Chris Heasley, P.C.; Jarrod Gamble
E-mail: sean.wheeler@kirkland.com; chris.heasley@kirkland.com; jarrod.gamble@kirkland.com
12.2    Assignment. Neither Party shall assign this Agreement or any part of this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.3    Rights of Third Parties. Except as expressly provided in the following sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. Further, (a) the Nonparty Affiliates are intended Third Party beneficiaries of Section 12.13, (b) the Buyer Indemnified Parties are intended Third Party beneficiaries of Section 11.1 and (c) the Seller Indemnified Parties are intended Third Party beneficiaries of Section 11.2.
12.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies of or signatures on this Agreement shall, for all purposes, be deemed originals.

12.5    Entire Agreement. This Agreement (together with the schedules attached to this Agreement, the Disclosure Schedule and exhibits to this Agreement), the Assignment of Interests, the Conveyances, the Assignment of Excluded Assets, the Escrow Agreement and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing (collectively, the “Transaction Documents”), constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated by this Agreement. The provisions of this Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth in this Agreement, and (when executed) the other Transaction Documents.
12.6    Disclosure Schedules.

(a)    Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is apparent on its face.
(b)    Until the date that is 2 Business Days before Closing, Seller shall have the right (but not the obligation) to supplement the Disclosure Schedule relating to the representations and warranties set forth in Article 3 or Article 4 with respect to any matters first occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s written consent pursuant to Section 6.1, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 8.1 or for determining any remedies available under this Agreement; provided, however, that if the information contained in any supplement would result in the failure of the conditions set forth in under Section 8.1 to be satisfied at Closing, and Buyer could otherwise terminate this Agreement in respect of such failure but instead elects to consummate the transactions contemplated by this Agreement, then (a) such supplements shall be incorporated into Seller’s Disclosure Schedules, (b) any claim related to such matters disclosed in the supplements shall be deemed waived, and (c) Buyer shall not be entitled to make a claim under this Agreement or otherwise with respect to such matters disclosed in the supplements.
12.7    Amendments; Waiver. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party; provided, however, that no amendment or modification shall be agreed to by the Buyer Parties unless the Audit Committee has agreed to same prior to the execution and delivery of such amendment or modification. Any failure by any Party to comply with any of its obligations, agreements or conditions in this Agreement may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party or the other Party’s default under this Agreement will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.
12.8    Publicity. If any Party or any of its Affiliates wishes to make a press release or other public announcement respecting entering into this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review as soon as practicable, and in any event, no later than 36 hours prior to the time that such press release or other public announcement is to be made. The proposing Party agrees to consider reasonable changes to such proposed press release or announcement requested in good faith by the receiving Party. Without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), no Party shall issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated by this Agreement or otherwise disclose the existence of this Agreement and the transactions to any Third Party, except (a) to the extent deemed in good faith by such disclosing Party to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation required in connection with the satisfaction of the conditions to Closing contained herein, (c) to the extent such information has entered the public domain other than by breach of this Agreement and (d) that each Party may disclose the terms of this Agreement to their respective accountants, investors, Affiliates, advisors legal counsel, lenders, lenders’ legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such Persons agree to keep the terms of this Agreement strictly confidential. This Section 12.8 shall not prevent a Party from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Company Assets or to obtain consents. The covenant set forth in this Section 12.8 shall terminate 1 year after the Closing Date.
12.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

12.10    Governing Law; Jurisdiction; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN MIDLAND COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.10. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.11    Waiver of Special Damages.    EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE

MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY “SPECIAL DAMAGES” (AS DEFINED BELOW). AS USED IN THIS SECTION 12.11, “SPECIAL DAMAGES” INCLUDES ALL CONSEQUENTIAL (INCLUDING LOSS OF PROFITS OR LOSS OF REVENUE TO THE EXTENT CONSTITUTING CONSEQUENTIAL DAMAGES), EXEMPLARY, SPECIAL, INDIRECT AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH EITHER PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO THE OTHER PARTY OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.
12.12    Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as set forth in this Agreement. In furtherance of the foregoing, each Party waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth in this Agreement), or on any equitable grounds. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Without limiting the foregoing, time is of the essence in this Agreement.

12.13    No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each Contracting Party agrees to waive and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. Notwithstanding anything in this Agreement to the contrary, each Nonparty Affiliate is expressly intended to be a third-party beneficiary with respect to this Section 12.13.
12.14    NORM, Wastes and Other Substances. Buyer acknowledges that the Company Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water or other Hazardous Materials, substances or wastes located in, on or under the Company Assets or associated with the Company Assets. Sites included in the Company Assets may contain asbestos, naturally occurring radioactive materials (“NORM”) or other Hazardous Materials, substances or wastes. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Company Assets may contain NORM and other Hazardous Materials, substances or wastes. NORM containing material and/or other Hazardous Materials, substances or wastes may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials, substances or wastes from the Company Assets.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.

SELLER:

ENDEAVOR ENERGY RESOURCES, L.P.

By: /s/ Travis D. Stice     Name: Travis D. Stice
Title:    Chief Executive Officer

COMPANIES:

1979 ROYALTIES GP, LLC
By: Endeavor Energy Resources, L.P., its sole member

By: /s/ Travis D. Stice     Name: Travis D. Stice
Title:    Chief Executive Officer

1979 ROYALTIES LP
By: 1979 Royalties GP, LLC, its sole general partner
By: Endeavor Energy Resources, L.P., its sole member

By: /s/ Travis D. Stice     Name: Travis D. Stice
Title:    Chief Executive Officer

BUYER:

VIPER ENERGY PARTNERS LLC

By: /s/ Matthew Kaes Van’t Hof     Name: Matthew Kaes Van’t Hof
Title:    President

PARENT:

VIPER ENERGY, INC.

By: /s/ Matthew Kaes Van’t Hof     Name: Matthew Kaes Van’t Hof
Title:    President

Signature Page to Equity Purchase Agreement